UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )

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UNIFIED GROCERS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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UNIFIED GROCERS, INC.

5200 Sheila Street, Commerce, California 90040

Notice of Annual Meeting of Shareholders

February 19, 2014

The annual meeting of shareholders of Unified Grocers, Inc., a California corporation, will be held at the Doubletree Hotel, 13111 Sycamore Dr., Norwalk, California 90650, on Wednesday, February 19, 2014 at 11:00 a.m. (Pacific Standard Time), for the following purposes:

1.	To elect the fifteen members of the Board of Directors for the ensuing year, twelve by the holders of Class A Shares and three by the holders of Class B Shares.

2.	To consider an advisory vote to approve executive compensation paid to named executive officers.

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The names of the nominees intended to be presented by the Board of Directors for election as directors for the ensuing year are set forth in the accompanying proxy statement.

Only shareholders of record at the close of business on January 3, 2014 will be entitled to notice of and to vote, in person or by proxy, at the meeting or any adjournment or postponement thereof.

All shareholders are cordially invited to attend the meeting in person.

The proxy statement that accompanies this Notice contains additional information regarding the proposals to be considered at the meeting, and shareholders are encouraged to read it in its entirety. Pursuant to rules promulgated by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials both by sending you the attached proxy statement and proxy card, and by notifying you of the availability of our proxy statement and our fiscal 2013 Annual Report to Stockholders at our web site at www.unifiedgrocers.com under the tab “Learn About Us—Financial Information.”

As set forth in the accompanying proxy statement, proxies are being solicited by and on behalf of the Board of Directors. All proposals set forth are proposals of the Board of Directors. It is expected that these materials will be first mailed to shareholders on or about January 9, 2014.

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, IT IS REQUESTED THAT YOU COMPLETE, DATE AND SIGN THE ENCLOSED PROXY RELATING TO THE ANNUAL MEETING AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY REVOKE YOUR PROXY IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES IN PERSON. THE PROXY MAY BE REVOKED AT ANY TIME BEFORE ITS EXERCISE.

By Order of the Board of Directors,

Harry H. Demas
General Counsel and Secretary

January 9, 2014

YOUR VOTE IS IMPORTANT

PLEASE SIGN, DATE AND RETURN YOUR PROXY

UNIFIED GROCERS, INC.

5200 Sheila Street, Commerce, California 90040

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To be Held on Wednesday, February 19, 2014

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Unified Grocers, Inc. (“Unified,” the “Company,” “we” or “us”) of proxies for use at the annual meeting of shareholders (the “Annual Meeting”) to be held at the Doubletree Hotel, 13111 Sycamore Dr., Norwalk, California 90650, on Wednesday, February 19, 2014 at 11:00 a.m. (Pacific Standard Time), or at any adjournment or postponement thereof, for the purposes set forth herein and in the attached Notice of Annual Meeting of Shareholders.

A shareholder giving a proxy may revoke it at any time before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. A proxy may also be revoked if the shareholder who has executed it is present at the Annual Meeting and elects to vote in person.

Only the holders of record of Class A Shares or Class B Shares (the “Shareholders”) at the close of business on January 3, 2014 (the “Record Date”) are entitled to notice of and to vote, in person or by proxy, at the Annual Meeting or any adjournment or postponement thereof. On that date, the Company had outstanding 136,150 Class A Shares and 424,238 Class B Shares.

Pursuant to rules promulgated by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This Proxy Statement and our fiscal 2013 Annual Report to Stockholders are available at our web site at www.unifiedgrocers.com under “Learn About Us—Financial Information.”

These proxy materials will be first mailed to Shareholders on or about January 10, 2014. The cost of soliciting the proxies, consisting of the preparation, printing, handling and mailing of the proxies and the related material, will be paid by the Company. Officers and regular employees of the Company may solicit proxies by telephone, facsimile, e-mail or in person. These persons will receive no additional compensation for their services. The total estimated cost of the solicitation of proxies is approximately $20,000, excluding the costs of salaries and wages of regular employees and officers.

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, IT IS REQUESTED THAT YOU COMPLETE, DATE AND SIGN THE ENCLOSED PROXY RELATING TO THE ANNUAL MEETING AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY REVOKE YOUR PROXY IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES IN PERSON. THE PROXY MAY BE REVOKED AT ANY TIME BEFORE ITS EXERCISE.

VOTING RIGHTS

Who can vote?

Only persons that are holders of record of Class A Shares or Class B Shares at the close of business on January 3, 2014 (the “Record Date”) are entitled to notice of and to vote, in person or by proxy, at the Annual Meeting or any adjournment or postponement thereof. The Company is a retailer-owned, wholesale grocery cooperative; its shareholders are current or former customers of the Company. Such shareholder-customers are typically referred to as Members.

How can I, a Shareholder, vote?

Shareholders may vote in person or by proxy. Each Shareholder is entitled to one vote, in person or by proxy, for each share standing in its name on the books of the Company as of the Record Date, for each class of stock, on all matters on which the class is entitled to vote. However, if any Shareholder gives notice of its intention to cumulate its votes in the election of directors, then all Shareholders may cumulate their votes in the election of directors. To be effective, such notice (which need not be written) must be given by the Shareholder at the Annual Meeting before any votes have been cast in such election. Under cumulative voting, each holder of Class A Shares may give one nominee a number of votes equal to the number of Class A Shares which the holder is entitled to vote multiplied by the number of directors to be elected by the holders of Class A Shares (twelve at this meeting) or the holder may distribute such votes among any or all of the nominees as the holder sees fit. Similarly, the Class B Shares entitled to be voted may be voted cumulatively by the holders of such shares for the three directors to be elected by the holders of Class B Shares.

Shareholders who are present at the Annual Meeting may vote their shares either by a previously submitted proxy or in person at that time.

How can I change my proxy vote?

You may revoke a proxy at any time before it is exercised by:

•	submitting a duly executed proxy bearing a later date;

•	filing written notice of revocation with our Secretary at 5200 Sheila Street, Commerce, California 90040; or

•	attending the Annual Meeting and voting in person.

Attendance at the Annual Meeting will not by itself revoke a proxy previously submitted.

How will votes be counted?

The proxy holders named on the enclosed form of proxy relating to the Annual Meeting will vote the proxies received in accordance with the Shareholder’s instructions. With respect to the election of directors, Shareholders may vote in favor of all nominees, or withhold their votes as to all nominees or specific nominees. If no instructions are given, the shares will be voted FOR the election of the Board’s nominees.

How are directors elected?

In the election of directors, the nominees receiving the highest number of affirmative votes of the class of shares entitled to be voted for them, up to the number of directors to be elected by such class, will be elected; provided that no more than six nominees who are non-Shareholder-Related Directors shall be elected and any additional non-Shareholder-Related Director nominees shall not be elected. A Shareholder-Related Director is a director who is a shareholder, or a partner of a partnership which is a shareholder, or a member of a limited liability company which is a shareholder, or an employee of a corporation, partnership or limited liability company which is a shareholder. Under the California Corporations Code, votes against a nominee and votes withheld shall not be counted in the election of a director.

In the unanticipated event that any nominee should become unavailable for election as a director, the proxies will be voted for any substitute nominee named by the present Board. In their discretion, the proxy holders may cumulate the votes represented by the proxies received. If additional persons are nominated for election as directors by persons other than the Board, the proxy holders intend to vote all proxies received by them in such manner as will assure the election of as many of the Board’s nominees as possible, with the specific nominees to be voted for to be determined by the proxy holders.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Articles of Incorporation of the Company provide that the number of directors shall not be less than fifteen nor more than twenty-four, with the exact number to be fixed by the Board. The Board has fixed the number of directors at fifteen.

At the Annual Meeting, fifteen directors (constituting the entire Board) are to be elected to serve until the next annual meeting and until their successors are elected and qualified, subject to his or her earlier death, resignation, disqualification or removal. Twelve directors are to be elected by the holders of the Company’s Class A Shares, and three directors are to be elected by the holders of the Company’s Class B Shares.

Pursuant to the Company’s Bylaws, as amended, all of the directors of the Company, except up to six directors elected by the Class A Shares, are required to be Shareholder-Related Directors (as defined above). Nine of the nominees recommended by the Board for election by the Class A Shares are Shareholder-Related Directors, and three of the nominees recommended by the Board for election by the Class A Shares are non-Shareholder-Related Directors. All three of the nominees recommended by the Board for election by the Class B Shares are Shareholder-Related Directors.

The following table sets forth certain information concerning the nominees for election to the Board. Each nominee is currently a director and has consented to being named herein as a nominee and to serve as a director if elected.

Name	Age as of 12/31/13	Year First Elected		Principal Occupation During Last 5 Years
NOMINEES FOR ELECTION BY CLASS A SHARES

Louis A. Amen	84	1974		Chairman of the Board, Super A Foods, Inc. since 1971.
John Berberian	62	1991		President, Berberian Enterprises, Inc. since 1977.
Richard E. Goodspeed (1)	77	2007		Principal, Goodspeed & Associates since 1998.
Paul Kapioski	56	2007		President, CAP Food Services Co. since 1988.
Mark Kidd	63	1992	(2)	President, Mar-Val Food Stores, Inc. since 1984.
John D. Lang (1)	60	2003		President and Chief Executive Officer, Epson America, Inc. since 2002.
Jay T. McCormack	63	1993		President, Rio Ranch Markets since 1986.
John Najjar	57	2007		President, Cardiff Seaside Market, Inc. since 1985.
Thomas S. Sayles (1)	63	2003		Senior Vice President, University Relations, University of Southern California (“USC”) since 2011; Vice President, Government and Community Relations, USC, from 2009 to 2011; Senior Vice President, Corporate Communications and Government Affairs, Rentech, Inc. from 2007 to 2009.
Michael S. Trask	59	2007		President, Stanlar Foods, Inc. since 1999.
Kenneth R. Tucker	66	1999		President, Evergreen Markets, Inc. since 1989.
Richard L. Wright	76	1999		Chairman of the Board, Market of Choice since 2008.

Name	Age as of 12/31/13	Year First Elected		Principal Occupation During Last 5 Years
NOMINEES FOR ELECTION BY CLASS B SHARES

Oscar Gonzalez	43	2007		Co-owner, Northgate Gonzalez Markets, Inc. since 1989.
Darioush Khaledi	67	1989	(3)	Chairman of the Board and Chief Executive Officer, K.V. Mart Co. since 1977.
Mimi R. Song	55	1998	(4)	President and Chief Executive Officer, Super Center Concepts, Inc. since 1995.

(1)	Messrs. Goodspeed, Lang, and Sayles are non-Shareholder-Related Directors.

(2)	Mr. Kidd was first elected to the Board in 1992 and served until 2003. He was re-elected in 2006 and has served continuously since

(3)	Mr. Khaledi was first elected to the Board in 1989 and served until 1991. He was re-elected in 1993 and has served continuously since.

(4)	Ms. Song was first elected to the Board in 1998 and served until 2006. She was re-elected in 2010 and has served continuously since.

None of the directors, nominees for director or executive officers were selected pursuant to any arrangement or understanding, other than with the directors and executive officers of the Company acting within their capacity as such. There are no family relationships among directors or executive officers of the Company and, as of the date hereof, no directorships are held by any director in a company which has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940. Officers serve at the discretion of the Board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL TWO

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

At the Annual Meeting, the Shareholders are being asked to approve the compensation of the Named Executive Officers as disclosed below pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the information in “Compensation Discussion and Analysis” and in the Summary Compensation Table and other related tables and narrative disclosure in “Compensation of Directors and Executive Officers.” We are providing this advisory vote as is required pursuant to Section 14A of the Securities Exchange Act.

As discussed below, our executive compensation programs are designed to attract, retain and motivate executives who are critical to our long-term growth and profitability. Under these programs, our executives are incentivized to achieve specific company performance goals and personal objectives established by the Compensation Committee, without encouraging undue or unreasonable risk-taking.

The Compensation Committee reviews our executive compensation programs annually to ensure they align executive compensation with the interests of our shareholders and current market practices. Please see “Compensation Discussion and Analysis” and “Compensation of Directors and Executive Officers” for information about our executive compensation programs, including information about the fiscal year 2013 compensation of the Named Executive Officers.

This proposal, commonly known as a “say-on-pay” proposal, gives our Shareholders the opportunity to express their views on the compensation of our Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the executive compensation philosophy and decisions described in “Compensation Discussion and Analysis” and “Compensation of Directors and Executive Officers.” Our shareholders voted at the 2011 annual meeting to have the advisory vote on executive compensation occur at three year intervals, and, accordingly the next such advisory vote will occur at the annual meeting in 2017.

This vote is advisory and is not binding on the Company or the Board. However, the Board values the opinions of our Shareholders and will review the result of the vote and take it into consideration when making future decisions regarding executive compensation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN “COMPENSATION DISCUSSION AND ANALYSIS” AND “COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS.”

BOARD MEETINGS AND COMMITTEES

The Board has seven standing committees: the Executive Committee, the Audit Committee, the Compensation Committee, the Finance Committee, the Corporate Governance and Nominating Committee, the Credit/Proxy Holders Committee, and the Risk Oversight Committee. The following table sets forth information regarding the committees on which each of our directors currently serves.

Director	Executive	Audit	Compensation	Finance	Corporate Governance and Nominating	Risk Oversight	Credit/ Proxy Holders
Louis A. Amen	X		X	X
John Berberian			X	X
Oscar Gonzalez	X	X			X*
Richard E. Goodspeed	X*†	X†	X†	X†	X†	X†	X*†
Paul Kapioski		X
Darioush Khaledi			X	X*
Mark Kidd					X
John D. Lang	X	X*	X				X
Jay T. McCormack	X	X
John Najjar					X	X
Thomas S. Sayles			X*		X		X
Mimi R. Song				X	X
Robert E. Stiles (1)				X		X
Michael S. Trask				X		X*
Kenneth R. Tucker		X		X
Richard L. Wright	X	X	X		X	X

X	Current committee member

*	Committee chair

†	Ex officio member

(1)	Mr. Stiles will not be standing for re-election at the Annual Meeting.

Meetings

Board

The Board held a total of five (5) regular meetings and one (1) special meeting during the Company’s fiscal year ended September 28, 2013 (“fiscal 2013”). Each incumbent director attended at least 75% of the total number of meetings of the full Board and of all committees on which the director served, except for Mr. Khaledi who attended 73% of the respective meetings. All of the incumbent directors attended the 2013 annual meeting, except for Messrs. Khaledi, Kidd and Sayles. The Company does not have a written policy regarding attendance at Board and committee meetings, although attendance is closely monitored and is considered by the Corporate Governance and Nominating Committee (the “Governance Committee”) during its selection of nominees for election to the Board. During the Company’s fiscal year ended September 29, 2012 (“fiscal 2012”), the Governance Committee recommended certain changes to the functioning of the Board and its committees, which were adopted by the Board and committees for the fiscal 2013. As recommended by the Governance Committee, the Board held quarterly meetings during fiscal 2013 and anticipates continuing with this schedule, subject to provisions in the Bylaws allowing for additional meetings.

Executive Committee

The Company has an Executive Committee (“Executive Committee”) that presently consists of Richard E. Goodspeed, Committee Chairman, Louis A. Amen, Oscar Gonzalez, John D. Lang, Jay McCormack, and Richard

L. Wright. The Executive Committee, which met four (4) times during fiscal 2013, meets regularly with management between regular Board meetings to discuss matters impacting the Company, for the purpose of enhancing communication and direction from the Board to the Company’s management. In addition, from time-to-time the Board may delegate to the Executive Committee authority to approve specified matters with the full power and authority of the Board or determine whether further review of the Board may be required. During fiscal 2013, the Executive Committee held regular meetings with the Company’s management and proposed a new charter which was approved by the Board.

Audit Committee

The Company has an Audit Committee (“Audit Committee”) that presently consists of John D. Lang, Committee Chairman, Oscar Gonzalez, Paul Kapioski, Jay T. McCormack, Kenneth R. Tucker, and Richard L. Wright. Richard E. Goodspeed, Chairman of the Board, is an ex officio member of the Audit Committee. Messrs. Lang, Wright and Goodspeed are considered by the Board to be “audit committee financial experts” as defined by the rules promulgated by the Securities and Exchange Commission (the “SEC”). The Audit Committee, which met four (4) times during fiscal 2013, is primarily responsible for (i) overseeing the integrity of the financial statements and financial disclosures, (ii) overseeing the qualification and independence of the independent registered public accounting firm and the internal audit function, (iii) overseeing the performance of the independent registered public accounting firm and the internal audit function, (iv) providing an avenue of communication among the independent registered public accounting firm, management, the internal audit function, and the Board, and (v) overseeing the system of disclosure controls and the system of internal controls regarding finance, accounting, legal compliance, and ethics that management and the Board have established. The Audit Committee performs its duties in accordance with the Charter for the Audit Committee as adopted by the Board.

For a discussion of independence and the Audit Committee financial expert see “Independence” below.

Compensation Committee

The Company has a Compensation Committee (“Compensation Committee”) that presently consists of Thomas S. Sayles, Committee Chairman, Louis A. Amen, John Berberian, Darioush Khaledi, John D. Lang, and Richard L. Wright. Richard E. Goodspeed, Chairman of the Board, is an ex officio member of the Compensation Committee. The Compensation Committee, which met four (4) times during fiscal 2013, is responsible for reviewing the salaries and other compensation arrangements of all officers and for making recommendations to the Board concerning such matters. The Compensation Committee is also responsible for reviewing compensation arrangements for directors and for making recommendations to the Board concerning such matters. The Compensation Committee operates pursuant to written policies and procedures.

Finance Committee

The Company has a Finance Committee (“Finance Committee”) that presently consists of Darioush Khaledi, Committee Chairman, Louis A. Amen, John Berberian, Mimi R. Song, Robert E. Stiles, Michael S. Trask, and Kenneth R. Tucker. Richard E Goodspeed, Chairman of the Board, is an ex officio member of the Finance Committee. The Finance Committee, which met three (3) time during fiscal 2013, is responsible for reviewing proposed financing activities, investments and loans by the Company and capitalization proposals, and making recommendations to the Board regarding such matters.

Corporate Governance and Nominating Committee

The Company has a Governance Committee that presently consists of Oscar Gonzalez, Committee Chairman, Mark Kidd, John Najjar, Thomas S. Sayles, Mimi R. Song, and Richard L. Wright. Richard E. Goodspeed, Chairman of the Board, is an ex officio member of the Governance Committee. The Governance

Committee, which met two (2) times during fiscal 2013, is responsible for (i) advising the Board on the governance structure and conduct of the Board and developing and recommending to the Board the Governance Guidelines of the Company, (ii) identifying individuals qualified to become Board members, and recommending to the Board nominees for election at the next annual or special meeting of shareholders at which directors are to be elected or to fill any vacancies or newly created directorships that may occur between meetings, (iii) evaluating current directors for re-nomination to the Board and consulting with the Chairman of the Board with regard to appointments to any Board committees and (iv) periodically conducting an evaluation as to the organization and effectiveness of the Board and Board policies and procedures. The Governance Committee considers security holders that members of the Governance Committee believe should be considered. Shareholder recommendations will receive the same consideration that the Governance Committee’s potential nominees receive.

The Governance Committee performs its duties in accordance with the Charter for the Corporate Governance and Nominating Committee as adopted by the Board.

Risk Oversight Committee

The Company has a Risk Oversight Committee (“Risk Oversight Committee”) that presently consists of Michael S. Trask, Committee Chairman, John Najjar, Robert E. Stiles, and Richard L. Wright. Richard E. Goodspeed, Chairman of the Board, is an ex officio member of the Risk Oversight Committee. The Risk Oversight Committee met one (1) time during fiscal 2013.

The Risk Oversight Committee has adopted a statement that sets forth the policies and responsibilities associated with the Company’s risk oversight process. The objective of the Risk Oversight Committee is to assist the Board in fulfilling its responsibilities for oversight of the Company’s risk management process. The Risk Oversight Committee:

•	Oversees the Company’s efforts to align its management of risks with its strategic objectives;

•	Oversees the establishment and implementation of a risk oversight framework; and

•	Reviews the effectiveness of the risk oversight framework in the identification, assessment, monitoring and disclosure of significant risks.

Credit/Proxy Holders Committee

The Company has a Credit/Proxy Holders Committee (“Credit/Proxy Holders Committee”) that presently consists of Richard E. Goodspeed, Committee Chairman, John D. Lang, and Thomas S. Sayles. The Credit/Proxy Holders Committee, which did not meet during fiscal 2013, is responsible for final review and action regarding the terms of any proposed transaction between a Shareholder-Related Director and the Company that is not in the ordinary course of the Company’s business.

Charters of the Committees

Each of the Executive, Audit and Governance Committees of the Board have recommended, and the Board has adopted, and may amend from time to time, written charters, copies of which are available on the Company’s website at www.unifiedgrocers.com at “Learn About Us—Corporate Governance.” Although the Compensation Committee does not have a charter per se, it operates pursuant to written policies and procedures as set out below.

Board Leadership Structure

Although the Board has no policy requiring the separation of the position of the Chairman of the Board and the position of the Chief Executive Officer of the Company, each position is currently held by a different person. The Board has chosen to separate these positions because the Board believes that each position is meant to oversee different tasks. The Chairman of the Board should devote his time to managing the affairs of the Board and, along with fellow members of the Board, to overseeing the Chief Executive Officer and the senior management of the Company. The Chief Executive Officer should devote his time to managing the daily business operations of the Company along with senior management of the Company. The Board currently believes that the separation of the position of the Chairman of the Board and the Chief Executive Officer of the Company is the best solution to govern the Company efficiently.

Independence

SEC rules require that a company whose securities are not listed on the New York Stock Exchange (“NYSE”), the American Stock Exchange (“AMEX”) or the NASDAQ Exchange (“NASDAQ”) disclose in its proxy statement whether each director, nominee for director and member of its Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee are “independent.” In determining independence, the Company may select the definition of “independence” under the rules of the NYSE, AMEX or NASDAQ. The Company has selected the rules of the NYSE.

Except as described below, the Board has determined that each director is independent under the applicable rules of the NYSE and the SEC. However, the rules of the NYSE provide that a director will not be considered independent if, among other things, the director is an employee or executive officer of a company that has made payments to the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of (i) $1 million or (ii) 2% of such company’s consolidated gross revenues. The Company is a retailer-owned, wholesale grocery cooperative whose Members purchase food and related products and services from the Company. Each of the Company’s directors, other than Messrs. Goodspeed, Lang and Sayles, is an owner, employee or executive officer of a supermarket operator that has purchased products and services from the Company, in each of the last three fiscal years, in excess of the greater of (i) $1 million or (ii) 2% of such grocery store chain’s gross revenues. Except for such purchases, each director would be independent under the applicable rules of the NYSE.

Nominating Procedures and Criteria

Each year the Governance Committee meets to consider potential nominees who have been recommended by shareholders. Recommendations by shareholders must be made to the Governance Committee in writing, and should be accompanied by a description of the proposed nominee’s qualifications, as well as consent to serve. Shareholder recommendations receive the same consideration that the Governance Committee’s potential nominees receive. Finally, when deemed appropriate and necessary, the Governance Committee has employed the services of a third party search firm to identify potential nominees. During fiscal 2013 the Governance Committee did not employ the services of a third party search firm.

Essential criteria for all candidates considered by the Governance Committee include the following: integrity and ethical behavior; maturity; independence and diversity of thought; broad business or professional experience; and an understanding of business and financial affairs and the complexities of business organizations. In addition, the Governance Committee may consider other criteria, including relevant management experience and expertise; financial or accounting expertise; experience in the grocery industry, business and other experience relevant to public companies of a size comparable to the Company; experience in commercial lending or other financing activities; and an individual’s experience as a Member of the Company. Finally, the Governance Committee believes that the Company is well-served if its Board includes Members from the many geographic regions in which the Company operates as well as the diverse formats operated by Members. Thus geographic and format diversity are additional criteria considered by the Governance Committee in selecting Shareholder-Related Director nominees.

In selecting director nominees, the Governance Committee evaluates the general and specialized criteria set forth above, identifying the relevant specialized criteria prior to commencement of the recruitment process, considers previous performance, including participation and commitment, if the candidate is a candidate for re-election, and generally considers the candidate’s ability to contribute to the success of the Company.

The Board’s nominees for the Annual Meeting have been recommended by the Governance Committee, and have been selected by the full Board.

For fiscal 2014, the Governance Committee recommended fifteen director nominees, as compared to sixteen director nominees in fiscal 2013. However, the Governance Committee also recommended to the full Board that, under the direction of the Governance Committee, the Company should continue its efforts to identify qualified individuals that could be considered as Board members in the future. In this regard, emphasis will be placed on identifying both shareholders and non-shareholders with qualifications and experience that could contribute positively to the Board’s exercise of its oversight responsibilities.

Communications with Directors

Shareholders may communicate with the respective chairs of the Audit Committee, the Compensation Committee, or the Governance Committee, or with any other director, individually or as a group, by writing to any such person or group in care of the Secretary of the Company, at the Company’s office at 5200 Sheila Street, Commerce, California 90040.

Communications are distributed to the Board, or to any individual director, depending on the facts and circumstances set forth in the communication. In that regard, the Board has requested that certain items that are unrelated to the duties and responsibilities of the Board should be excluded, including the following: junk mail and mass mailings; product complaints; product inquiries; new product suggestions; resumes and other forms of job inquiries; surveys; and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be distributed, with the provision that any communication that is not distributed will be made available to any director upon request.

Communications that include information better addressed by the Company’s complaint hotline procedures supervised by the Audit Committee will be delivered to the hotline.

Compensation Committee Interlocks and Insider Participation

During fiscal 2013, the Company’s Compensation Committee consisted of Thomas S. Sayles, Committee Chairman, Louis A. Amen, John Berberian, Darioush Khaledi, John D. Lang, Jay T. McCormack, and Richard L. Wright, as well as Richard E. Goodspeed, ex officio member and Chairman of the Board. As Chairman of the Board, Mr. Goodspeed is an officer under the Bylaws of the Company, although he is not an employee and does not receive any compensation or expense reimbursement beyond that to which he is entitled in his capacity as a director or committee member.

In the normal course of business, the Company has made loans and entered into leases, subleases and supply agreements with Members; provided guarantees for other third party loans and leases; and made investments in the businesses of its Members. Refer to “Transactions With Management and Other Persons” on page 43 for a description of transactions the Company has entered into with certain Members with which members of the Compensation Committee are affiliated.

PRINCIPAL SHAREHOLDERS

As of the Record Date, no person was known by the Company to own beneficially more than five percent (5%) of the outstanding Class A Shares of the Company, and the only shareholder known by the Company to own beneficially more than 5% of the outstanding Class B Shares of the Company is as set forth in the table below.

Title of Class	Name and Address of Beneficial Owner	Amount of Ownership	% of Class
Class B	Mimi R. Song Super Center Concepts, Inc. 15510 Carmenita Road Santa Fe Springs, CA 90620	25,286	5.96%

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

The following table sets forth the beneficial ownership of the Company’s Class A Shares, Class B Shares and Class E Shares, as of January 3, 2014, by each Shareholder-Related Director nominee and his or her affiliated companies, and by all Shareholder-Related Directors and their affiliated companies, as a group. Non-Shareholder-Related Directors and officers of the Company do not own any class of the Company’s stock.

	Shares Owned
	Class A Shares		Class B Shares		Class E Shares
Name and Affiliated Company *	No. of Shares	% of Total Outstanding	No. of Shares	% of Total Outstanding	No. of Shares	% of Total Outstanding
Louis A. Amen Super A Foods, Inc.	350	0.26%	12,287	2.90%	5,028	2.34%
John Berberian Berberian Enterprises, Inc.	350	0.26%	8,572	2.02%	3,078	1.43%
Oscar Gonzalez (1)(2) Northgate Gonzalez Markets, Inc.	350	0.26%	12,785	3.01%	2,983	1.39%
Richard E. Goodspeed (3) Goodspeed & Associates	0	0.00%	0	0.00%	0	0.00%
Paul Kapioski CAP Food Services Co.	350	0.26%	25	0.01%	38	0.02%
Darioush Khaledi (1) K.V. Mart Co.	350	0.26%	16,395	3.86%	8,530	3.97%
Mark Kidd Mar-Val Food Stores, Inc.	350	0.26%	2,907	0.69%	1,816	0.84%
John D. Lang (3) Epson America, Inc.	0	0.00%	0	0.00%	0	0.00%
Jay T. McCormack Rio Ranch Markets	350	0.26%	4,398	1.04%	1,029	0.48%
John Najjar Cardiff Seaside Market, Inc.	350	0.26%	238	0.06%	163	0.08%
Thomas S. Sayles (3) University of Southern California	0	0.00%	0	0.00%	0	0.00%
Mimi R. Song (1) Super Center Concepts, Inc	350	0.26%	25,286	5.96%	26,269	12.22%
Robert E. Stiles (4)(5) Gelson’s Markets	350	0.26%	9,833	2.32%	4,936	2.30%
Michael S. Trask Stanlar Foods, Inc.	350	0.26%	17	0.00%	26	0.01%
Kenneth R. Tucker Evergreen Markets, Inc.	350	0.26%	267	0.06%	80	0.04%
Richard L. Wright Market of Choice, Inc.	350	0.26%	3,122	0.74%	1,188	0.55%
All directors and their affiliated companies as a group	4,550	3.34%	96,132	22.66%	55,164	25.67%
(1)	Elected by Class B Shareholders.

(2)	Mr. Gonzalez is a shareholder and officer of a family-owned corporation.

(3)	Non-Shareholder-Related Director.

(4)	Shares owned by Arden-Mayfair, Inc., parent corporation of Gelson’s Markets. Mr. Stiles disclaims beneficial ownership of these shares.

(5)	Mr. Stiles will not be standing for re-election at the Annual Meeting.

*	The address of each director and executive is in care of the Secretary of the Company, at the Company’s office at 5200 Sheila Street, Commerce, California 90040.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, the Company’s directors, executive officers and any person holding ten percent or more of the shares of any class are required to report their ownership and any changes in that ownership to the SEC and to furnish the Company with copies of such reports. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file on a timely basis by such persons. Based solely upon a review of copies of reports filed with the SEC, no officer or director failed to file a report required by Section 16(a) of the Securities Exchange Act of 1934 on a timely basis during the most recent fiscal year.

CODE OF FINANCIAL ETHICS

The Company has adopted a Code of Financial Ethics that applies to its principal executive officer and senior financial officers as required by the rules promulgated by the SEC. The Code of Financial Ethics has been posted to the Company’s Internet website at www.unifiedgrocers.com. The Company intends to satisfy disclosure requirements regarding amendments to, or waivers from, any provisions of its Code of Financial Ethics on its website. There were no amendments to, or waivers from, its Code of Financial Ethics during fiscal 2013.

COMPENSATION DISCUSSION AND ANALYSIS

Fiscal 2013 and 2014 Compensation Highlights

For fiscal 2013, upon the recommendation of the Compensation Committee (the “Compensation Committee”), the Company paid no bonuses to senior management because the financial target established by the Board for the year was not achieved. In addition, base salary for the Company’s Chief Executive Officer and senior management will increase in fiscal 2014 as compared to fiscal 2013. The annual executive bonus plan criteria structure remains unchanged from fiscal 2013 to fiscal 2014 except for the elimination of the Tier II Bonus Plan for fiscal 2014 as discussed below.

During fiscal 2013, Mr. Alfred A. Plamann, Chief Executive Officer, retired from the Company effective May 1, 2013. The Board appointed Mr. Robert M. Ling, Jr. as Chief Executive Officer effective on May 1, 2013. In conjunction with this appointment, Mr. Ling’s salary was adjusted to an annual amount of $750,000.

Effective June 1, 2013, the Company implemented the Unified Grocers, Inc. Long-Term Incentive Plan (“LTIP”) to align, motivate and reward executives for their contributions to our long-term financial success and growth. This long-term plan, in conjunction with the short-term focus of the annual bonus plan, is designed to link long-term value creation for our member shareholders with our short-term annual performance. See the description of the LTIP below under “Long-Term or Equity Incentives.”

For fiscal 2012 and 2013, the Compensation Committee adopted an annual tier II bonus (“Tier II Bonus Plan”) for the following eligible officers: the Chief Executive Officer, the President, all Executive Vice Presidents and all Senior Vice Presidents. During fiscal 2013, the Compensation Committee terminated the Tier II Bonus Plan for fiscal 2014 and future years. See the description of the LTIP below under “Cash Bonuses.”

The Compensation Committee

Committee Members

The Compensation Committee consists of eight directors, Thomas S. Sayles (Chairman), Louis A. Amen, John Berberian, Darioush Khaledi, John D. Lang, and Richard L. Wright. Richard E. Goodspeed, Chairman of the Board, is an ex officio member of the Compensation Committee. Each of the Compensation Committee members served on the Compensation Committee throughout the year. The Board has determined that each member of the Committee is “independent” as that term is defined under the rules of the NYSE with the exception of those Shareholder-Related Directors discussed above under “Independence.” The Compensation Committee meets as often as necessary to perform its duties and responsibilities. The Committee held four (4) meetings during fiscal 2013 that at times included executive sessions without management.

Role of the Compensation Committee

The Compensation Committee’s purpose is to:

•	determine the Company’s performance goals and personal objectives relevant to the compensation of each corporate officer;

•	evaluate the performance of each corporate officer in light of those goals and objectives;

•	determine the compensation of each corporate officer based on this evaluation;

•	make recommendations to the Board with respect to incentive compensation plans;

•	make recommendations to the Board with respect to compensation and performance goals for the Chief Executive Officer;

•	make recommendations to the Board with respect to compensation of the directors; and

•	monitor and review the Company’s qualified and non-qualified benefit plans and make recommendations to the Board with respect to such plans.

Compensation Committee Process

Annual Evaluation

The Compensation Committee meets near the beginning of each fiscal year to (i) evaluate the performance of all corporate officers, including the named executive officers, (ii) determine their annual bonuses for the prior fiscal year, (iii) establish their base salaries for the current fiscal year, and (iv) with input from the Chief Executive Officer as described below, establish the Company’s performance goals and each officer’s personal objectives for the current fiscal year. The evaluation process includes the Compensation Committee’s consideration of each officer based on numerous criteria, including the relative importance to the Company and the relative difficulty of the officer’s assigned responsibilities and objectives, the achievement of those responsibilities and objectives, the officer’s experience, the relative value of the officer’s contribution to the success of the Company, and the overall financial results of the Company for the most recent fiscal year. The Company tracks the performance of individual initiatives throughout the year, and the results are part of the evaluation process. In addition, the Company’s performance goals are incorporated into the Company’s annual budget that is approved by the Board. Typically, the President and Chief Executive Officer of the Company is present during the evaluation process except when the Compensation Committee discusses the performance of such individual. The determinations of the Compensation Committee with respect to the compensation of the Chief Executive Officer are subject to the approval of the Board.

At the Company’s 2011 annual meeting, approximately 86% of the votes cast supported the Company’s say-on-pay resolution. The Compensation Committee considered the results of the advisory vote and input from members of the Board, who represent some of the Company’s largest shareholders, who expressed no significant concerns about the Company’s compensation practices. While the Compensation Committee did not change its fiscal 2014 compensation programs as a result of the 2011 say-on-pay vote, its shareholder engagement was one of the factors driving its adoption of the Tier II bonus in fiscal 2012 and a long-term incentive plan in fiscal 2013 to better link long-term compensation to the long-term financial performance of the Company. The Tier II Bonus Plan, the targets for which were not satisfied in fiscal 2012 and 2013, has been eliminated for fiscal 2014 and future years.

Management’s Role in Determining Executive Compensation

At the request of the Compensation Committee, the President and Chief Executive Officer provides the Compensation Committee with an evaluation of each officer’s performance for the prior year and a recommendation for such officer’s personal objectives, target bonus and salary for the current fiscal year.

Compensation Consultant and Periodic Competitive Assessments of Total Compensation

In performing its compensation evaluations, from time to time the Compensation Committee engages the services of an independent consultant to review and provide recommendations with respect to the compensation of executive officers in order to assist the Compensation Committee in its assessment of the competitiveness of the Company’s compensation arrangements. Pearl Meyer & Partners was selected by the Committee as its compensation consultant after a process that considered several qualified firms. In fiscal 2008, the Committee retained Pearl Meyer & Partners to assess the base salaries, bonuses, benefits and perquisites of all executive officers, including the named executive officers at that time (the “2008 Compensation Survey”). In fiscal 2011, Pearl Meyer & Partners conducted a new compensation survey (the “2011 Compensation Survey”). Other than its role as consultant to the Committee, Pearl Meyer & Partners performs no work for the Company.

Pearl Meyer & Partners was engaged directly by, and reported directly to, the Compensation Committee in connection with the 2008 Compensation Survey and the 2011 Compensation Survey. As part of its reviews, Pearl Meyer & Partners conducted interviews with the Compensation Committee members and selected executives to gather information and perspectives regarding the Company and its compensation and benefit programs. While

Pearl Meyer & Partners interacted with management during the course of the reviews to gather information, data and perspectives, its study results and recommendations were developed and reported by Pearl Meyer & Partners directly to the Compensation Committee. Pearl Meyer & Partners attended Compensation Committee meetings to present results, answer questions and advise the Committee with respect to its reviews.

During fiscal 2012, the Compensation Committee consulted with Pearl Meyer & Partners regarding developments and best practices in executive compensation matters. Such consultations were educational in nature. In addition, during fiscal 2011, Pearl Meyer & Partners was engaged to examine the Company’s officer retirement programs and incentive plans. The engagement continued into fiscal 2012, with the result of that engagement being the adoption by the Company of the long-term incentive program described below for application in fiscal 2013 and subsequent years.

The Compensation Committee referred to the 2008 Compensation Survey when the Compensation Committee reviewed and approved executive compensation for fiscal 2011. The Compensation Committee referred to the 2011 Compensation Survey when the Compensation Committee reviewed and approved executive compensation for fiscal 2012, 2013 and 2014. The Compensation Committee determined not to update the compensation survey in fiscal 2014, though it intends to update it in fiscal 2015 with the assistance of Pearl Meyer & Partners or another comparable consulting firm. The Compensation Committee’s reason for not revising the compensation survey every year is that the Compensation Committee does not believe that the executive compensation benchmarks or the comparable companies (the “Peer Group”) are likely to have significant changes over only a few years.

Due to the lack of public information concerning wholesale grocery cooperatives comparable in size to the Company, when conducting the 2008 Compensation Survey Pearl Meyer & Partners established a Peer Group of 19 companies (see list below) in the distribution, wholesale and retail grocery industries with annual revenues between $2.3 billion and $9.0 billion for determining the competitiveness of executive compensation, benefits and perquisites. Peer Group information was supplemented by information from published and private compensation surveys and other data developed by Pearl Meyer & Partners. In selecting the industries represented in the Peer Group, Pearl Meyer & Partners considered the fact that the Company often recruits its executives from these industries. The Peer Group for the 2008 Compensation Survey was as follows:

2008 Compensation Survey - Peer Companies
The Andersons, Inc.	Nash Finch Company
BJ’s Wholesale Club, Inc.	The Pantry, Inc.
Casey’s General Stores, Inc.	Ruddick Corp.
Chiquita Brands International, Inc.	Spartan Stores, Inc.
Core-Mark Holding Co. Inc.	Stater Bros. Holdings Inc.
Del Monte Foods Company	Supervalu, Inc.
Dole Food Company, Inc.	United Natural Foods, Inc.
Ingles Markets, Inc.	Weis Markets, Inc.
Land O’ Lakes, Inc.	Whole Foods Market, Inc.
Longs Drug Stores Corp.

The 2011 Compensation Survey was conducted by Pearl Meyer & Partners in a similar manner as the 2008 Compensation Survey. The Peer Group consisted of 19 companies (see list below) in the distribution, wholesale and retail grocery industries with annual revenues between $2.0 billion and $9.0 billion. Particular emphasis was placed on the compensation information from other cooperatives in our industry. The Peer Group for the 2011 Compensation Survey was as follows:

2011 Compensation Survey - Peer Companies
The Andersons, Inc.	Nash Finch Company
Associated Wholesale Grocers	The Pantry, Inc.
BJ’s Wholesale Club, Inc.	Ruddick Corp.
Casey’s General Stores, Inc.	Spartan Stores, Inc.
Chiquita Brands International, Inc.	Stater Bros. Holdings Inc.
Core-Mark Holding Co. Inc.	United Natural Foods, Inc.
Del Monte Foods Company	Wakefern Foods
Dole Food Company, Inc.	Weis Markets, Inc.
Flowers Foods Inc.	Whole Foods Market, Inc.
Ingles Markets, Inc.

Pearl Meyer & Partners determined from the results of both the 2008 Compensation Survey and the 2011 Compensation Survey (together, the “Compensation Surveys”) that, at the times of both such surveys, the Company’s total direct compensation (as defined below) for the executive positions surveyed was at or below the 25th percentile of the Peer Group on both an actual and target basis. The Compensation Surveys found total remuneration was between the 25th and 50th percentile after including other compensation and change in pension values (as defined below). The Compensation Surveys also found the following with respect to the individual elements of total compensation: base salaries (50th percentile of Peer Group); total cash compensation (“TCC”), defined as salaries plus actual bonuses (50th percentile of Peer Group); total direct compensation (“TDC”), defined as base salary plus bonus plus long term incentive (25th percentile of Peer Group); and benefits plus perquisites (above the 75th percentile of Peer Group). In conducting the Compensation Surveys, Pearl Meyer & Partners noted that certain officers bear responsibilities in addition to those borne by officers in the Peer Group with similar titles. In conducting the 2008 Compensation Survey, Pearl Meyer & Partners noted that the absence of a long-term or equity incentive plan resulted in the below market TDC, and that the Executive Salary Protection Plan, as amended (“ESPP”), served as a partial substitute for a long-term incentive plan, which resulted in the findings with respect to benefits and total remuneration. As part of the 2011 Compensation Survey, Pearl Meyer & Partners conducted an extensive re-examination of the extent to which total direct compensation is below the targeted 50th percentile of the Peer Group due to the lack of a long-term or equity incentive plan and presented to the Compensation Committee options for a potential long-term incentive plan. The Compensation Committee extended its engagement of Pearl Meyer & Partners for the purpose of further analyzing the elements of the Company’s compensation practices, including continuing work with respect to developing a long-term incentive plan. In December 2012, the Compensation Committee adopted the long-term incentive plan described below for executive officers for application in fiscal 2013 and subsequent years.

The Compensation Committee considered the findings and recommendations of Pearl Meyer & Partners, including the results of the 2008 Compensation Survey, as applicable, and the 2011 Compensation Survey in making compensation decisions for all executive officers, including the named executive officers, for fiscal 2011, 2012, 2013 and 2014.

Compensation Philosophy

The Compensation Committee’s compensation philosophy is that compensation of executive officers should encourage creation of shareholder value and the achievement of strategic corporate objectives by attracting, retaining and motivating executives critical to the Company’s long-term growth and profitability. In support of this philosophy, the Compensation Committee believes that:

•

the total compensation of each executive should be competitive with the total compensation paid to executives with comparable duties by other companies in the Company’s peer groups, taking into account relative company size, performance and geographic location as well as individual responsibilities and performance;

•

generally, total compensation for executive officers should be targeted to the 50th percentile of the total compensation (prior to fiscal 2012, the target was between the 50th and 60th percentiles of the total compensation) paid to officers with comparable duties by companies in an appropriate peer group;

•

the bonus program should motivate each executive to achieve specific Company performance goals and personal objectives established by the Committee, without encouraging undue or unreasonable risk-taking by employees; and

•	the bonuses and long-term compensation program should serve to align the executive’s interests with those of the Company’s shareholders.

Following its consideration of the executive compensation review discussed above, the Compensation Committee affirmed this compensation philosophy.

Elements of Executive Compensation

Base Salaries

The chart below shows the breakdown between fixed pay through the executives’ base salaries and variable performance-based pay for fiscal 2011, 2012 and 2013:

Name	Title	Year	Base Salary (%)	Non-Equity Incentive Plan (%)	All Other Compensation (%)
Robert M. Ling, Jr.	President and Chief Executive Officer (1)	2013	66	0	34
		2012	87	0	13
		2011	62	29	9

Alfred A. Plamann	Chief Executive Officer (2)	2013	48	0	52
		2012	87	0	13
		2011	60	32	8

Richard J. Martin	Executive Vice President, Finance and Administration and Chief Financial Officer	2013	70	0	30
		2012	84	0	16
		2011	62	27	11

Daniel J. Murphy	Executive Vice President, Fresh Programs and Manufacturing	2013	72	0	28
		2012	83	0	26
		2011	69	18	13

Joseph L. Falvey	Senior Vice President and President, Market Centre	2013	74	0	26
		2012	74	0	26
		2011	61	16	23

Rodney L. Van Bebber	Senior Vice President, Distribution	2013	83	0	17
		2012	83	0	17
		2012	70	17	13

(1)	Mr. Ling was named President and Chief Executive Officer effective May 1, 2013

(2)	Mr. Plamann retired from the Company effective May 1, 2013.

Cash Bonuses

In recognition of the correlation between the Company’s performance and the enhancement of shareholder value, the Company’s officers may earn annual cash bonuses. The Company has established a plan (the “Cash Bonus Plan”) for senior management under which each of the Company’s officers is eligible to earn an annual cash bonus. For fiscal 2012 and 2013, the Company adopted a supplemental executive bonus plan, the Tier II Bonus Plan, which has been terminated for fiscal 2014 and future years. In 2013, the Company also adopted the LTIP for executive officers to provide long-term incentive compensation. The Compensation Committee may adjust any bonus payable under the Cash Bonus Plan in its sole discretion. Pursuant to the Cash Bonus Plan, the Compensation Committee approved no bonus for senior management for fiscal 2013 and 2012 and approved bonuses for senior management totaling approximately $1,686,000 for fiscal 2011.

Cash Bonus Plan

Under the Cash Bonus Plan at the beginning of each fiscal year a target bonus and a maximum bonus, each expressed as a percentage of the officer’s base salary are established for each officer, as well as a minimum performance threshold. The target bonus, maximum bonus and performance threshold are established by the Compensation Committee for each executive officer other than the President and Chief Executive Officer and by the Board upon the recommendation of the Compensation Committee for the President and Chief Executive Officer. For fiscal 2011 to 2014, the bonus target as a percentage of base salary was set at 60% for the Chief Executive Officer, 50% for the President and Executive Vice Presidents and 30% for Senior Vice Presidents, except that the bonus target for the President and Chief Executive Officer was increased to 100% from May 1, 2013 to the end of fiscal 2013 and for fiscal 2014. If the performance of the Company does not reach the minimum performance threshold, no bonus is earned. If the Company exceeds or falls short of the performance threshold, the bonus percentage will be adjusted accordingly.

For fiscal 2011, the minimum performance threshold had two components: (i) the average return on capital employed (“ROCE”) must be at least 15% and (ii) the pre-bonus EBITDAP (earnings before interest, taxes, depreciation, amortization and patronage dividends) must be at least 80% of the budget approved by the Board. If that minimum performance threshold was met, the performance level of each officer was weighted (i) 75% to the achievement of certain Company performance goals based on the annual budget approved by the Board, of which 40% was based on pre-bonus EBITDAP, 20% was based on sales and 15% was based on expense ratio (which is determined by measuring the distribution, selling and administrative expense as a percentage of sales); and (ii) 25% to the achievement of certain personal objectives.

For fiscal 2012 and 2013, the minimum performance threshold consisted of only one component: the pre-bonus EBITDAP. The pre-bonus EBITDAP must be at least 80% of the budget approved by the Board (the ROCE component that existed in prior years was eliminated). If that minimum performance threshold was met, the performance level of each officer was then dependent upon the achievement of certain Company performance goals based on the annual budget approved by the Board; the personal objectives that existed in fiscal 2011 and prior fiscal years were eliminated. The achievement of the Company performance goals were weighted 40% based on pre-bonus EBITDAP, 40% based on sales and 20% based on expense ratio. For fiscal 2012 and 2013, the minimum threshold for the EBITDAP was not met; therefore, no bonuses were awarded for fiscal 2012 and 2013.

In evaluating the Chief Executive Officer, the Compensation Committee considers evaluations of the Chief Executive Officer by each member of the Board. For fiscal 2011, 2012 and 2013, the Company performance goals used for determining the annual bonus of the Chief Executive Officer were the same as the Company performance goals used for determining the annual bonuses of the other named executive officers under the Cash Bonus Plan. For these years, the Chief Executive Officer’s personal objectives included the Chief Executive Officer’s effectiveness in planning and implementing the strategy of the Company, the Chief Executive Officer’s business management skills including setting clear goals and objectives and setting a good example for ethics and compliance issues, the Chief Executive Officer’s talent management including mentoring senior executives, building team spirit and motivating the employees, and the Chief Executive Officer’s personal effectiveness, including the Chief Executive Officer’s relationship with the Board and the Board committees and communication skills.

The minimum performance threshold for fiscal 2014 will be the same as for fiscal 2012 and 2013.

The tables below contain information relating to the targets and actual results of each performance goal and bonus awarded under the Cash Bonus Plan to the named executive officers in fiscal 2013.

Performance Goal	Minimum Threshold	Actual
Pre-bonus EBITDAP, as a percentage of budget	80.0%	51.9%

	Approved Budget	Actual	Bonus Weight Percentage	Bonus Percentage
Company goals (amounts in thousands, except for percentages)
Pre-bonus EBITDAP	$55,800	$28,985	40.0	0.0
Gross Billings	$3,700,000	$3,742,706	40.0	44.6
Expense ratio	7.94%	7.59%	20.0	30.0

Total Company goals				74.6
Individual goals				0

Cash Bonus Plan rate				74.6

The bonus awarded for fiscal 2013 to each of the named executive officers is set forth in the Summary Compensation Table below.

Name	2013 Base Salary	Bonus Target Percentage of Base Salary		Total Bonus Percentage of Target Achieved for Fiscal 2013	Bonus awarded for Fiscal 2013
Robert M. Ling, Jr.	$750,000	100%		0.0%	$0
Alfred A. Plamann (1)	830,000	60		0.0	0
Richard J. Martin	420,000	50		0.0	0
Daniel J. Murphy	332,000	30		0.0	0
Joseph L. Falvey	315,000	30		0.0	0
Rodney L. Van Bebber	375,100	0	(2)	N/A	N/A

(1)	Mr. Plamann retired from the Company effective May 1, 2013.

(2)	By agreement, Mr. Van Bebber was not eligible for a bonus in fiscal year 2013.

Over the past three years, the Company has not achieved performance in excess of the target level. The average approximate payout of bonuses as a percentage of base salaries for the named executive officers over the past three years has been 13%. Generally, the Compensation Committee sets the target level such that the relative difficulty of achieving the target level is consistent from year to year.

Tier II Bonus Plan

For fiscal 2012 and 2013, the Compensation Committee, in part in response to the results of the 2011 Compensation Survey, which found that target bonuses for certain executives were below the Company’s stated compensation goals, adopted a Tier II Bonus Plan for the Chief Executive Officer, the President, all Executive Vice Presidents and all Senior Vice Presidents. The Tier II Bonus Plan was in addition to the bonuses payable under the Cash Bonus Plan. The Tier II Bonus Plan target percentage for the Chief Executive Officer was set by the Compensation Committee. The Tier II Bonus Plan target percentage for the other eligible officers was set by the Chief Executive Officer, with the approval of the Compensation Committee, and was set at levels for each eligible officer designed to make the total target bonus of the officer (the bonus payable under the Cash Bonus Plan plus the Tier II bonus) at approximately the 50th percentile of target bonuses for similar positions in similar companies in the Peer Group according to the 2011 Compensation Survey. The Tier II Bonus Plan target percentage of base salary was 30% for the Chief Executive Officer, 25% for the President, between 15% and 20% for the Executive Vice Presidents and between 9% and 12% for the Senior Vice Presidents. The Tier II Bonus Plan performance threshold had the following two components: (i) 60% of the Tier II targeted bonus was awardable if there was an increase in sales to the Company’s top thirty (30) customers as of the fiscal year end of at least 4%; and (ii) 40% of the Tier II targeted bonus was awardable if the Compensation Committee, in its discretion, determined that the Company had successfully increased sales in other ways, including, but not limited to, sales of new products and sales to new customers. For fiscal 2012 and 2013, the minimum threshold for the EBITDAP was not met and therefore, no Tier II bonuses were awarded for fiscal 2012 and 2013. During fiscal 2013, the Compensation Committee terminated the Tier II Bonus Plan for fiscal 2014 and future years.

Incentive Compensation Recoupment Policy

In fiscal 2008, the Company adopted an Incentive Compensation Recoupment Policy. Under this policy, the Board will, to the extent permitted by applicable law, in all appropriate cases, require reimbursement of any bonus or incentive compensation paid to an employee after January 1, 2009 if and to the extent that: (a) the amount of incentive compensation was calculated based upon the achievement of certain financial results that subsequently are reduced due to a restatement; (b) the Board or an appropriate committee determines that the employee engaged in any fraud or willful misconduct that caused or contributed to the need for the restatement; and (c) the amount of the bonus or incentive compensation that would have been awarded to the employee had the financial results been properly reported would have been lower than the amount actually awarded; provided that the Company will not seek to recover bonuses or incentive compensation paid more than three years prior to the date the applicable restatement is disclosed. The Compensation Committee affirmed this policy for fiscal 2014.

Long-Term or Equity Incentives

Prior to fiscal 2013, the Company had not provided long-term or equity incentive awards. For fiscal 2013, the Company adopted the LTIP for senior management to align officers’ interests with those of shareholders by linking compensation to the long-term financial success of and value creation at the Company, provide a balance to the short-term focus of the annual cash bonuses and help the Company attract and retain executive talent by making the Company’s total compensation offerings to officers more competitive. Under the LTIP, each year, eligible officers will receive appreciation units (“Units”). The President and Chief Executive Officer, and Executive and Senior Vice Presidents are eligible to receive Units. Vice Presidents of the Company may be awarded Units at the discretion of the Compensation Committee.

Under the LTIP, each Unit has a value equal to the increase, or appreciation, in the Company’s exchange value per share for a share of the Class A or Class B stock of the Company, plus cumulative cooperative patronage dividends, cash dividends and non-allocated retained earnings attributable to such share over the vesting period of the Units. The Units will vest in equal monthly installments over a period of four fiscal years (the “Performance Cycle”) and be paid out at the end of the Performance Cycle. For example, the Units awarded for fiscal 2013 will vest over the Performance Cycle starting on September 30, 2012 and ending on October 1, 2016 and be paid out shortly thereafter, subject to the review and approval of the Compensation Committee and deferral elections of participants.

The Compensation Committee determines the number of Units to be awarded by first starting with a targeted compensation gap that the awards are designed to fill for each officer. The targeted compensation gap is the value the Units are targeted to have when they are paid out to the officer at the end of the Performance Cycle. To calculate the number of Units to be awarded at the start of the Performance Cycle such that those Units achieve the targeted compensation gap, the Compensation Committee uses an assumed compound annual growth rate (“CAGR”) of the Units over the Performance Cycle. If the actual CAGR of the Units over the Performance Cycle ends up being higher than the assumed CAGR used by the Compensation Committee in making the award, which may happen if, for example, the Company’s exchange value per share, dividends and non-allocated retained earnings exceed expectation, then the actual value of the Units at the end of the Performance Cycle may exceed the targeted compensation gap. If, on the other hand, the actual CAGR of the Units over the Performance Cycle ends up being lower than the assumed CAGR used by the Compensation Committee in making the award, which may happen if, for example, the Company’s exchange value per share, dividends and non-allocated retained earnings fall short of expectation, then the actual value of the Units at the end of the Performance Cycle may not meet the targeted compensation gap.

The assumed CAGR recommended by Pearl Meyers in the design of the LTIP for fiscal 2013 and used by the Compensation Committee in determining the number of Units to be awarded for both fiscal 2013 and fiscal 2014 to achieve the targeted compensation gap was 5.7%. For reference, as of the end of fiscal 2012 and 2013, the historical 4-year CAGRs were 5.5% and .06%, respectively, and the historical 8-year CAGRs were 10.9% and 7.6%, respectively. The Compensation Committee may use a different CAGR for determining awards in future years.

The following table sets forth the following for each of fiscal 2013 and 2014 and for each of the named executive officers and all executive officers as a group:

•	The targeted compensation gap the LTIP award was designed to fill at the time the award was made;

•	The number of Units awarded; and

•

Three hypothetical potential values of the Units calculated using three assumed potential CAGRs for the remainder of the Performance Cycle. For the fiscal 2013 awards, for which the Performance Cycle ends at the end of fiscal 2016, the actual performance of the Units in fiscal 2013 is used for the first year of the Performance Cycle and the assumed potential CAGRs are used for the remaining three years of the Performance Cycle. For the fiscal 2014 awards, for which the Performance Cycle ends at the end of fiscal 2017, the assumed potential CAGRs are used for all four years of the Performance Cycle.

			Targeted Compensation Gap When Units were Awarded ($)		Potential Value of Units at End of Four-Year Performance-Cycle
Name	Title	Award Year		Units Awarded	2.5% CAGR ($)(2)	5.0% CAGR ($)(2)	7.5% CAGR ($)(2)
Robert M. Ling, Jr	President & Chief Executive Officer	2014	1,110,000	16,000	464,000	963,744	1,500,218
		2013	1,200,000	15,200	0	113,182	472,902

Alfred A. Plamann (1)	Chief Executive Officer	2014	0	0	—	—	—
		2013	0	0	—	—	—

Richard J. Martin	Executive Vice President, Finance and Administration and Chief Financial Officer	2014	278,000	4,000	116,063	240,936	375,054
		2013	300,000	3,800	0	28,296	118,226

Daniel J. Murphy	Executive Vice President, Fresh Programs and Manufacturing	2014	278,000	4,000	116,063	240,936	375,054
		2013	150,000	1,900	0	14,148	59,113

Joseph L. Falvey	Senior Vice President and President, Market Centre	2014	139,000	2,000	58,031	120,468	187,527
		2013	150,000	1,900	0	14,148	59,113

Rodney L. Van Bebber (2)	Senior Vice President, Operations	2014	0	0	—	—	—
		2013	0	0	—	—	—
All executive officers as a group (3)		2014	2,914,000	42,000	1,218,660	2,529,828	3,938,072
		2013	2,775,000	32,300	0	240,512	1,004,917

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(Footnotes continued from previous page)

(1)	Mr. Plamann retired from the Company effective May 1, 2013 and was not awarded Units.

(2)	By agreement, Mr. Bebber was not eligible for the award of Units in fiscal 2013 or 2014.

(3)	Includes only current officers.

The LTIP provides that in the event of an officer’s termination, (i) if such termination is voluntary by an officer with less than four years of service as an officer of the Company or is by the Company for cause, all outstanding Units for active Performance Cycles (i.e., Performance Cycles that have not ended) will be forfeited, and (ii) if such termination is voluntary by an officer with more than four years of service as an officer of the Company, is for death or disability of an officer or is by the Company without cause, Units awarded for active Performance Cycles will vest only as to the number of full months worked during such Performance Cycles and payment for such vested Units shall be made following the end of such Performance Cycles, subject to compliance with non-competition restrictions. In the event of a change in control of the Company, all unvested Units will immediately vest in full and be paid out based on the exchange value per share upon the closing of the change in control transaction.

Termination and Severance Benefits

The Company has executed severance agreements with the Company’s President and Chief Executive Officer, the Executive Vice-President and Chief Financial Officer, and Senior Vice-Presidents of the Company. Please see descriptions of the severance agreements below in “Compensation of Directors and Executive Officers—Executive Employment, Termination and Severance Agreements.”

Pension Benefits

Consistent with the Company’s objective to attract and retain qualified personnel, the Company provides pension benefits to employees, including officers, pursuant to the Company’s defined benefit pension plan. Through the end of fiscal 2012, the Company also provided supplemental retirement benefits to its officers pursuant to an Executive Salary Protection Plan, as amended (the “ESPP”), which was frozen as of the end of fiscal 2012. The Company replaced the ESPP with a Supplemental Executive Retirement Plan (“SERP”) starting in fiscal 2013. Each of these retirement benefits are described under “Compensation of Directors and Executive Officers—Pension Benefits” below.

Deferred Compensation Plans

Employees, including officers, may defer income from their earnings through voluntary contributions to the Company’s Sheltered Savings Plan (the “SSP”) adopted pursuant to Section 401(k) of the Internal Revenue Code. Certain highly compensated employees, including, but not limited to, officers, may also defer income from their earnings through voluntary contributions to the Company’s Amended and Restated Deferred Compensation Plan, which is a nonqualified plan. In the case of those employees who elect to defer income under these plans, the Company makes additional contributions for their benefit pursuant to a contribution and “matching” component of the Company’s plans. The contribution and matching components of the plans are subject to limitations set forth in regulations applicable to Section 401(k) plans generally and the Company’s plans specifically. The amount of these additional contributions made during fiscal 2013 for the benefit of the named executive officers is set forth in the footnotes to the Summary Compensation Table below. Both plans are described under “Nonqualified Deferred Compensation” below.

Additional Benefits

Executive officers are entitled to a supplemental officer health insurance benefit and an officer retiree medical benefit, which are described under “Compensation of Directors and Executive Officers—Officer Health Insurance Plan” below, and a supplemental disability insurance benefit, which is described under “Officer Disability Insurance” below.

Compensation Decisions for Fiscal 2013 and Fiscal 2014

Fiscal 2013

During fiscal 2013, the Compensation Committee continued to apply the compensation philosophy described above in determining the compensation of the named executive officers. With consideration given to the 2011 Compensation Survey and the Company’s performance objectives, personal performance objectives, internal pay equity and other factors, including the recent and ongoing difficult economic conditions nationally and in the markets in which the Company operates and the Company’s response to those challenges, the Compensation Committee, on the recommendation of the Chief Executive Officer, determined that base salaries for Mr. Plamann and all other officers of the Company, including all of the named executive officers, would be unchanged for fiscal 2013. Effective May 1, 2013, Mr. Ling was named President and Chief Executive Officer of the Company.

The base salary for Mr. Ling was increased to $750,000 as of May 1, 2013, the date he became Chief Executive Officer. Mr. Ling’s base salary was $550,000 during fiscal 2013 prior to May 1, 2013 and during fiscal 2012, during which period he was President and General Counsel. Mr. Ling did not receive a bonus in 2013 or 2012. Mr. Ling has received an increase in base salary, prior to the adjustment of his salary in fiscal 2013, in two of the past three years, averaging 6% per year, and a bonus in one of the past three years of $230,000. For a description of Mr. Ling’s employment agreement, see “Compensation of Directors and Executive Officers—Executive Employment, Termination and Severance Agreements” below.

In determining Mr. Ling’s total compensation for fiscal 2013, the Compensation Committee considered the following:

•

Company performance: The Company’s performance was below the targeted amount for pre-bonus EBITDAP, slightly below the targeted amount of sales and an expense ratio slightly better than the target. Although Mr. Ling was Chief Executive Officer for only five months of fiscal 2013, the Compensation Committee noted the failure of the Company to achieve the pre-bonus EBITDAP as the basis for its decision not to award a bonus to Mr. Ling for the fiscal year, just as none of the Company’s other officers earned a bonus for that fiscal year.

•

Individual performance: Mr. Ling’s achievement of certain personal objectives, including effectively planning and implementing the strategy of the Company, setting clear goals and objectives, setting a good example for ethics and compliance issues, mentoring senior executives, building team spirit, motivating the employees, establishing a good relationship with the Board and Board Committees, and demonstrating effective communication skills.

•

Internal pay equity: The relationship between each element of Mr. Ling’s compensation, on the one hand, and the compensation of each of the Company’s other executive officers, on the other hand; and the relationship between the aggregate value of Mr. Ling’s compensation, on the one hand, and the median compensation of the Company’s other executive officers, on the other hand.

•	Other factors: The results of the 2011 Compensation Survey and input from individual directors.

The base salary for Mr. Plamann, prior to his retirement on May 1, 2013, was $830,000 during fiscal 2013 and fiscal 2012, as Chief Executive Officer. Mr. Plamann received no bonus in 2013 or 2012. Mr. Plamann received an increase in base salary in two of the past three years, averaging 2% per year, and a bonus in one of the past three years of $420,000. For a description of Mr. Plamann’s post-employment consulting agreement, see “Compensation of Directors and Executive Officers—Executive Employment, Termination and Severance Agreements” below.

The Compensation Committee held the base salary for the other named executive officers in fiscal 2013 at the same amount as fiscal 2012. The base salaries for fiscal 2013 were as follows: Richard J. Martin, Executive Vice President, Finance and Administration and Chief Financial Officer, $420,000; Daniel J. Murphy, Executive Vice President, Fresh Programs and Manufacturing, $332,000; Joseph L. Falvey, Senior Vice President and

President, Market Centre, $315,000; and Rodney L. Van Bebber, Senior Vice President, Distribution, $332,500. In May, 2013 Mr. Van Bebber’s base salary was increased to $375,173 as part of a change in responsibilities and an elimination of bonus eligibility.

The Compensation Committee’s philosophy is that each executive officer’s bonus should be designed to motivate that executive to achieve the specific Company performance goals and personal objectives established by the Compensation Committee and to align the interests of the executive officer with those of shareholders. Since the Company’s performance was below the targeted amount for pre-bonus EBITDAP, the Compensation Committee determined not to award cash bonuses to the Company’s officers for fiscal 2013. Overall, for 2013, except for Mr. Van Bebber, the other named executive officers received no increase in base salary from 2012 and no cash bonuses in fiscal 2013. The other named executive officers have received an increase in base salaries in two of the past three years, averaging 2% per year, and aggregate bonuses in one of the past three years, of approximately $421,000. In determining each of the other named executive officers’ total compensation package, the Compensation Committee considered the following:

•	Company performance: The Company’s performance was below the targeted amount for pre-bonus EBITDAP, slightly below the targeted amount of sales and an expense ratio slightly better than the target.

•

Individual performance: The officer’s responsibilities, experience, individual performance, and past and potential contributions to the Company’s business, and achievement of specific personal objectives.

•	Other factors: The deductibility of the compensation, and the results of the 2011 Compensation Survey.

Fiscal 2014

For fiscal 2014, the Compensation Committee, upon Mr. Ling’s recommendation, decided that base salaries should be increased from their levels at the end of fiscal 2013. Accordingly, for fiscal 2014, Mr. Ling’s base salary will be $800,000, with a target bonus of 100% of base salary; Mr. Martin’s base salary will be $435,000, with a target bonus of 50% of base salary; Mr. Falvey’s base salary will be $330,000, with a target bonus of 30% of base salary, and Mr. Van Bebber’s base salary will be $375,173 with a target bonus of 0% of base salary per Mr. Van Bebber’s employment agreement. Mr. Murphy has been promoted to Executive Vice President and his base salary will be $375,000 with a target bonus of 50% of base salary.

Tax and Accounting Implications

Deductibility of Compensation

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), a company that is an SEC registrant generally will not be entitled to a deduction for non-performance-based compensation paid to certain executive officers to the extent such compensation exceeds $1.0 million. Special rules apply for “performance-based” compensation, including the approval of the performance goals by the shareholders of the Company.

We generally intend to qualify executive compensation for deductibility without limitation under Section 162(m) of the Code. Except for the President and Chief Executive Officer, the non-performance based compensation paid in fiscal 2012 to any of our executive officers, as calculated for purposes of Section 162(m) of the Code, did not exceed the $1.0 million limit, and, with the exception of the Chief Executive Officer, we do not expect that the non-performance based compensation to be paid in fiscal 2014 to any of our executive officers will exceed the $1.0 million limit.

Nonqualified Deferred Compensation

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. The Company believes that it is in compliance with the statutory provisions and regulations promulgated thereunder. A more detailed discussion of the Company’s nonqualified deferred compensation arrangements is provided under the heading “Nonqualified Deferred Compensation” below.

Conclusion

The Compensation Committee believes that the Compensation Committee’s compensation policies encourage creation of shareholder value and achievement of strategic corporate objectives. The Compensation Committee believes that for fiscal 2013 the total cash compensation for each of the named executive officers is competitive with the total cash compensation paid to executives of other companies in the Company’s Peer Group that are of similar size and performance. In addition, the Compensation Committee believes that the Cash Bonus Plan and the LTIP motivates the executives to achieve specific Company performance goals and personal objectives established by the Board and the Compensation Committee and align the executive’s interests with those of the Company’s shareholders.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Report of the Compensation Committee of the Board shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Compensation Committee is responsible for, among other things, reviewing and approving compensation for the executive officers, establishing the performance goals on which the compensation plans are based and setting the overall compensation principles that guide the committee’s decision-making. The Compensation Committee has reviewed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K (“CD&A”) and discussed it with management. Based on the review and the discussions with management, the Compensation Committee recommended to the Board that the CD&A be included in the 2014 Proxy Statement and incorporated by reference in the Annual Report on Form 10-K for the year ended September 28, 2013 filed with the Securities and Exchange Commission. The Board has approved that recommendation.

Dated: December 10, 2013

Compensation Committee Members

Thomas S. Sayles, Chairman

Richard E. Goodspeed, Ex Officio Member

Louis A. Amen

John Berberian

Darioush Khaledi

John D. Lang

Richard L. Wright

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Officer Compensation

The following table summarizes the compensation paid to or earned by the Chief Executive Officer (Principal Executive Officer), the Executive Vice President, Finance and Administration and Chief Financial Officer (Principal Financial Officer) and the three other most highly compensated executive officers of the Company (collectively, the “Named Executive Officers”) for services to the Company in all capacities for the last three fiscal years.

In reviewing the Summary Compensation Table, the following information should be considered:

•

Salary and Bonus data includes amounts deferred by the Named Executive Officers under the Company’s Sheltered Savings Plan adopted pursuant to Section 401(k) of the Internal Revenue Code and amounts deferred by the Named Executive Officers under the Company’s non-qualified Amended and Restated Deferred Compensation Plan. See the discussion of these plans on page 34, “Qualified and Nonqualified Deferred Compensation Plans.”

•

“Change in Pension Value” represents the actuarial increases in the present value of the pension plans available to each Named Executive Officer. Such plans include the Company’s defined benefits plans and the ESPP. See discussion of these plans on page 31, “Pension Benefits.” The determination of the change in pension value is highly dependent upon the discount rate utilized, which may change from year to year, thereby impacting the reported change in pension value from year to year.

•

“Nonqualified Deferred Compensation Earnings” represent the earnings or (losses) on the amounts deferred by the Named Executive Officer pursuant to the deferred compensation plans that are above market or interest on amounts deferred in excess of 120% of the applicable federal long-term rate as prescribed by the Internal Revenue Code. There were no Nonqualified Deferred Compensation Earnings, as defined above, for the Named Executive Officers during the last three fiscal years.

•	The Components of “All Other Compensation” are set forth in the table that appears in footnote (2) of the Summary Compensation Table.

2013 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($)	Change In Pension Value ($)(1)	All Other Compensation ($)(2)	Total ($)
Robert M. Ling, Jr.	2013	633,077	—	93,040	320,050	1,046,167
President and Chief Executive Officer (Principal Executive Officer)	2012	545,000	—	876,425	87,188	1,508,613
	2011	491,154	230,000	583,154	76,017	1,380,325

Alfred A. Plamann (3)	2013	498,000	—	603,749	545,259	1,647,008
Chief Executive Officer	2012	822,500	—	1,111,427	124,153	2,058,080
	2011	793,750	420,000	259,442	112,745	1,585,937

Richard J. Martin	2013	420,000	—	245,464	168,244	833,708
Executive Vice President, Finance and Administration and Chief Financial Officer (Principal Financial Officer)	2012	416,250	—	684,980	79,720	1,180,950
	2011	401,250	176,000	318,156	69,330	964,736

Daniel J. Murphy	2013	332,000	—	217,398	122,010	671,408
Executive Vice President, Fresh Programs and Manufacturing	2012	329,000	—	452,811	69,033	850,844
	2011	316,250	83,500	360,091	61,892	821,733

Joseph L. Falvey	2013	315,000	—	195,707	111,629	622,336
Senior Vice President and President, Market Centre	2012	323,635	—	546,458	114,485	948,578
	2011	315,000	83,500	297,579	120,267	816,346

Rodney L. Van Bebber	2013	349,733	—	193,052	71,141	613,926
Senior Vice President, Distribution	2012	330,625	—	546,886	67,294	944,805
	2011	319,539	78,000	252,516	59,486	709,541

(1)	The change in pension value represents compensation to the executive in the form of an increase in the value of the executive’s pension over the fiscal year. It is based on a number of factors, including changes in employee compensation, discount rates and years of service. The change in pension value is highly sensitive to changes in the discount rate applied. The discount rates used in determining the change in pension value were 5.25%, 4.00% and 5.00% in 2011, 2012 and 2013, respectively, for the pension plan and 4.50%, 3.25% and 3.50% in 2011, 2012 and 2013, respectively, for the ESPP. The changes in pension values are not current cash compensation paid to the executive.

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The following table sets forth the compensation paid to or earned by the Named Executive Officers excluding the changes in pension value plan value.

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Robert M. Ling, Jr. President and Chief Executive Officer (Principal Executive Officer)	2013	633,077	—	320,050	953,127
	2012	545,000	—	87,188	632,188
	2011	491,154	230,000	76,017	797,171

Alfred A. Plamann (3) Chief Executive Officer	2013	498,000	—	545,259	1,043,259
	2012	822,500	—	124,153	946,653
	2011	793,750	420,000	112,745	1,326,495

Richard J. Martin Executive Vice President, Finance and Administration and Chief Financial Officer (Principal Financial Officer)	2013	420,000	—	168,244	588,244
	2012	416,250	—	79,720	495,970
	2011	401,250	176,000	69,330	646,580

Daniel J. Murphy Executive Vice President, Fresh Programs and Manufacturing	2013	332,000	—	122,010	454,010
	2012	329,000	—	69,033	398,033
	2011	316,250	83,500	61,892	461,642

Joseph L. Falvey Senior Vice President and President, Market Centre	2013	315,000	—	111,629	426,629
	2012	323,635	—	114,485	438,120
	2011	315,000	83,500	120,267	518,767

Rodney L. Van Bebber Senior Vice President, Distribution	2013	349,733	—	71,141	420,874
	2012	330,625	—	67,294	397,919
	2011	319,539	78,000	59,486	457,025

(2)	All Other Compensation includes the following amounts:

Name		Automobile Allowance ($)	Company’s Contribution to SSP ($)(a)	Company’s Contribution to SERP ($)(b)	Company’s Contribution to Deferred Compensation Plan ($)	Company Paid Premium on the Executive Life Plan ($)	Company Paid Premium for the Executive Medical Reimbursement Plan(c)	Tax Gross Ups ($)(d)	Total ($)
Robert M. Ling, Jr.	2013	28,897	17,275	225,000	29,723	2,016	15,795	1,344	320,050
	2012	27,786	16,832	—	25,056	1,646	14,771	1,097	87,188
	2011	26,717	16,535	—	19,303	1,462	11,025	975	76,017

Alfred A. Plamann (3)	2013	18,291	17,363	—	61,106	11,892	10,530	426,077	545,259
	2012	30,091	16,934	—	44,984	10,424	14,771	6,949	124,153
	2011	28,934	16,612	—	40,862	9,187	11,025	6,125	112,745

Richard J. Martin	2013	28,897	11,742	84,000	20,036	4,665	15,795	3,110	168,244
	2012	27,786	11,298	—	19,075	4,074	14,771	2,716	79,720
	2011	26,717	17,188	—	8,502	3,539	11,025	2,359	69,330

Daniel J. Murphy	2013	26,484	17,298	49,800	6,985	3,389	15,795	2,259	122,010
	2012	25,465	16,852	—	7,035	2,946	14,771	1,964	69,033
	2011	24,486	16,536	—	5,719	2,476	11,025	1,650	61,892

Joseph L. Falvey	2013	26,484	17,311	47,250	3,194	957	15,795	638	111,629
	2012	25,465	20,197	—	—	927	14,771	619	114,485
	2011	24,486	18,760	—	1,100	822	11,025	549	120,267

Rodney L. Van Bebber	2013	26,484	17,333	—	8,942	1,552	15,795	1,035	71,141
	2012	25,465	16,839	—	7,937	1,369	14,771	913	67,294
	2011	24,486	17,040	—	4,961	1,185	11,025	789	59,486

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(a)	Unified Grocers, Inc. Sheltered Savings Plan (“SSP”).

(b)	Unified Grocers, Inc. Supplemental Executive Retirement Plan (“SERP”).

(c)	This amount includes the Executive Medical Reimbursement Plan premiums paid while Named Executive Officers are active. The Named Executive Officers may be entitled to additional benefits under the Officer Retiree Medical Plan upon termination of employment (please refer to the potential payments tables under termination, retirement and change in control for present values of such benefits).

(d)	Tax gross ups represent the taxes paid on the face value of the executive life insurance policies. In addition, in connection with Mr. Plamann’s retirement, he received a cash payment equivalent to the amounts owed for Medicare tax on future distributions from the ESPP (grossed up for federal and state taxes owed on such amounts).

(3)	Mr. Plamann retired from the Company effective May 1, 2013.

Stock-Based Compensation

The Company does not offer any stock-based compensation to its employees or directors.

Pension Benefits

Defined Benefit Plans and Executive Salary Protection Plan

The Company has a pension plan (the “Pension Plan”) that covers both non-union and executive employees. The Pension Plan consists of a defined benefit plan based on final average compensation and a cash balance plan. The defined benefit portion of the Pension Plan provides benefits based on years of service through December 31, 2001 and final average compensation. Effective January 1, 2002, the cash balance plan was included as part of the Pension Plan for post January 1, 2002 accruals. Benefits earned under the Pension Plan are equal to the sum of the benefits accrued under both the defined benefit plan and cash balance plan. There is no offset under the Pension Plan for Social Security.

As of December 31, 2001, years of service under the defined benefit plan were grandfathered and will not increase. Employees will receive benefits under the defined benefit plan based on years of service as grandfathered on December 31, 2001 and final average compensation. As of December 31, 2001, credited years of service under the defined benefit plan for Named Executive Officers were: Mr. Ling, 5 years; Mr. Martin, 3 years; Mr. Murphy, 2 years; Mr. Falvey, 2 years; Mr. Van Bebber, 2 years and Mr. Plamann, 12 years.

The cash balance portion of the Pension Plan is expressed in the form of a hypothetical account balance. Commencing at the end of calendar year 2002 and annually thereafter, a participant’s hypothetical cash balance account will be increased by (i) pay credits based on a percentage of compensation for that year, from 4% to 10% based on years of service and age, and (ii) interest credits based on the participant’s hypothetical account balance at the thirty year U.S. Treasury Bond rate, with a minimum guarantee of 5%. Benefits under the cash balance portion of the plan are generally stated as a cash balance account value and will be distributed as an annuity.

The Company’s Executive Salary Protection Plan, as amended (the “ESPP”), provides supplemental post-termination retirement income based on each participant’s final salary and years of service as an officer of the Company. The financing of this benefit is facilitated through the purchase of life insurance policies, the premiums of which are paid by the Company. The eligibility provisions of the ESPP were frozen on September 30, 2012 (the “ESPP Freeze”), and accordingly no employee that is either hired or becomes an officer on or after such date can become a participant or recommence participation in the ESPP.

The ESPP is generally designed to provide eligible officers with retirement benefits when they reach age 62. The combination of payments under the ESPP and the Company’s Pension Plan is designed to provide pension benefits equal to approximately 65% of the participant’s final pay (defined as the highest annualized base salary and car allowance received in the three years prior to separation or retirement). Previously, employees became eligible to participate in the ESPP after three years of service as an officer of the Company in the position of Vice President or higher. Upon eligibility, officers received credit for years of service with the Company at the rate of 5% of final pay for each year of service up to a maximum of 13 years. In the event of the occurrence of a change in control, the participant shall be vested 100% and credited with an additional three (3) years of service, or as provided in a participant’s employment agreement or severance agreement, whichever is greater, for purposes of calculating the participants benefits under the ESPP. Officers first elected after January 1, 1999 receive credit only for years of service as an officer. Payments under the ESPP are discounted for executives who elect to receive benefits prior to age 62. In May 2003, the Board approved amendments to the ESPP (the “Plan Amendments”). The Plan Amendments maintain the eligibility features described above, except that an officer must complete three years of service as an officer to be eligible and five years of service as an officer to be fully vested in the plan. In addition, officers receive 1% of final pay for each year of service in excess of 13 years. The Plan Amendments also provide that officers elected after the effective date of the Plan Amendments receive service credit for years of service as an officer of the Company at the rate of 4.33% of final average pay (defined as the average of the five highest years of base salary, car allowance and bonus compensation received in the ten years prior to separation or retirement) up to a maximum of 15 years. Thereafter, officers receive an additional 1% of final average pay for each year of service in excess of 15 years. As of December 31, 2013, credited years of service under the ESPP for Named Executive Officers were: Mr. Ling, 16 years; Mr. Martin, 15 years; Mr. Murphy, 12 years; Mr. Falvey, 13 years; Mr. Van Bebber, 13 years and Mr. Plamann, 22 years. Officers employed as of the effective date of the Plan Amendments shall receive benefits equal to the greater of the amount calculated pursuant to either the ESPP, as it existed prior to the Plan Amendments (with the additional 1% of final pay for each year in excess of 13), or as amended.

As a result of the ESPP Freeze, officers with fifteen (15) years of service or more under the ESPP accrue no further benefits under the ESPP, and officers participating in the ESPP as of the Plan Freeze who had less than fifteen (15) years of service continue to accrue benefits under the ESPP until they have fifteen (15) years of service under the ESPP. In addition, the compensation used to determine benefits under the ESPP does not consider any compensation earned after September 30, 2012, effectively freezing the final pay and final average pay as defined by the plan at the level on September 30, 2012.

The following table provides information with respect to each pension plan that provides for payments or other benefits at, following or in connection with retirement. The amounts below are based upon the present value of accumulated benefits as of September 28, 2013, the measurement date of the Company as required by accounting principles generally accepted in the United States of America (“GAAP”). Please see the Company’s discussion in our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 28, 2013.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)(2)	Payments During Last Fiscal Year ($)
Robert M. Ling, Jr.	Cash balance plan	16	407,445	—
	ESPP	16	5,307,726	—

Alfred A. Plamann	Cash balance plan	24	1,191,758	32,436
	ESPP	22	10,561,867	1,372,486

Richard J. Martin	Cash balance plan	14	468,360	—
	ESPP	15	4,516,742	—

Daniel J. Murphy	Cash balance plan	12	391,536	—
	ESPP	12	2,462,845	—

Joseph L. Falvey	Cash balance plan	13	298,690	—
	ESPP	13	2,061,119	—

Rodney L. Van Bebber	Cash balance plan	13	355,228	—
	ESPP	13	2,288,282	—

(1)	Retirement is assumed to be at the earliest ages at which the benefits are payable unreduced (or a date specified by the officer for the ESPP). The Named Executive Officers are assumed to continue with the Company until they reach the age at which they can receive benefits at unreduced amounts based on their age plus number of years of service as an officer of the Company.

(2)	No pre-retirement decrements have been assumed in determining the present value of accrued benefits.

Nonqualified Supplemental Executive Retirement Plan

Following the ESPP Freeze described above, the Company adopted a Supplemental Executive Retirement Plan (“SERP”) in fiscal 2013 to provide supplemental post-termination retirement income to officers of the Company based on defined contributions made to the plan during the course of service as an officer of the Company. The SERP is a non-qualified defined contribution type plan under which benefits are derived from an account balance for each participating officer. Each account balance is credited each year with a notional Company contribution based on the officer’s compensation, calculated as base salary plus bonus, earned during a fiscal year and the officer’s executive level at the end of the fiscal year. Plan participants may select from a variety of investment options concerning how the contribution is invested similar to the Company’s non-qualified deferred compensation plan.

Company contributions to the SERP for each participating officer will be based on a percentage of the officer’s compensation for the fiscal year, with the percentage dependent upon the officer’s position within the Company at the end of the fiscal year. The following table sets forth the contribution percentages for fiscal years in which the SERP is in effect for the entire fiscal year.

Executive Level	Contribution Percentage
Chief Executive Officer and President	30%
Executive Vice President	20%
Senior Vice President	15%
Vice President	10%

Upon termination of employment or death, the participant’s vested account balance will be payable over a period of from 5 to 15 years, or immediately following a change in control, as elected by the participant upon entry into the plan. Vesting is based on years of service as an officer at the rate of 20% per year. After 5 years of service as an officer, including service prior to the SERP’s adoption, or following a change in control, the account will be 100% vested. An account may be forfeited in the event a participant is terminated for cause or engages in activity in competition with the Company.

Name	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings (Loss) in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)(2)	Aggregate Balance at Last FYE ($)
Robert M. Ling, Jr.	225,000	—	—	225,000
Alfred A. Plamann	—	—	—	—
Richard J. Martin	84,000	—	—	84,000
Daniel J. Murphy	49,800	—	—	49,800
Joseph L. Falvey	47,250	—	—	47,250
Rodney L. Van Bebber	—	—	—	—

(1)	Amounts in this column are included in “All Other Compensation” in the Summary Compensation Table above.

(2)	Amounts in these columns are not included in the Summary Compensation Table above.

Qualified and Nonqualified Deferred Compensation Plans

Certain Company employees, including officers, may defer income from their earnings through voluntary contributions to the Company’s Sheltered Savings Plan adopted pursuant to Section 401(k) of the Internal Revenue Code, which is a qualified plan, and the Company’s Amended and Restated Deferred Compensation Plan, which is a nonqualified plan. In the case of those employees who elect to defer income under these plans, the Company makes additional contributions for their benefit, up to established limits. Amounts deferred by an employee are credited with earnings or losses based on the employee’s investment allocation among investment options, which may include stocks, bonds and mutual fund shares. Distributions are paid in accordance with the employee’s elections with regard to the timing and form of distributions. The amount of these additional contributions made during fiscal 2013 for the benefit of the Principal Executive Officer, Principal Financial Officer and other Named Executive Officers is set forth in the footnotes to the Summary Compensation Table.

Name	Executive Contribution in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings (Loss) in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)(3)	Aggregate Balance at Last FYE ($)
Robert M. Ling, Jr.	31,769	29,723	49,989	—	644,415
Alfred A. Plamann	64,986	61,106	123,833	(3,818,162)	—
Richard J. Martin	44,827	20,036	111,115	—	963,807
Daniel J. Murphy	17,887	6,985	3,614	—	265,775
Joseph L. Falvey	2,181	3,194	2,081	—	19,885
Rodney L. Van Bebber	10,113	8,942	37,346	—	286,511

(Footnotes continued on following page)

(Footnotes continued from previous page)

(1)	This column shows amounts that are also reported as salary, bonus or non-equity incentive plan awards in the Summary Compensation Table above. Those amounts, as well as amounts in the “Aggregate Balance” column that represent salary or bonus that were reported in the Summary Compensation Tables in prior years, are quantified in the table below.

Name	Amount included in both Non-Qualified Deferred Compensation Table and 2013 Summary Compensation Table ($)	Amount included in both Non-Qualified Deferred Compensation Table and previously reported in Prior Years’ Summary Compensation Table ($)	Total Amounts included in both Non-Qualified Deferred Compensation Table and 2013 or Prior Years’ Summary Compensation Table ($)
Robert M. Ling, Jr.	31,769	338,996	370,765
Alfred A. Plamann	64,986	1,885,928	1,950,913
Richard J. Martin	44,827	855,547	900,374
Daniel J. Murphy	17,887	142,489	160,376
Joseph L. Falvey	2,181	—	2,181
Rodney L. Van Bebber	10,113	120,001	130,115

(2)	Amounts in this column are included in “All Other Compensation” in the Summary Compensation Table above.

(3)	Amounts in these columns are not included in the Summary Compensation Table above.

Officer Health Insurance Plans

The Board approved, effective January 1, 2001, an executive medical reimbursement plan (the “Executive Medical Reimbursement Plan” or “EMRP”) and an officer retiree medical plan (the “Officer Retiree Medical Plan” or “ORMP”) for officers and their eligible dependents. Pursuant to the EMRP, officers will be eligible for payment by the insurance plan of the portion of eligible expenses not covered under the Company’s health insurance plan. Under the ORMP, officers who are at least 55 years of age and have seven years of service with the Company as an officer will be eligible to participate in the ORMP following termination of employment. Benefits under the ORMP are the same as under the base retiree medical plan offered to non-union employees but with no annual premium caps, plus dental and vision benefits, continuation of the EMRP during retirement and extension of benefits for eligible dependents following the officer’s death. Former officers must enroll in Medicare Parts A and B when they reach age 65, at which time the EMRP coverage for medical and prescription benefits ends. Active officers will continue to be obligated to pay the regular premium for the Company health insurance plan they have selected. Effective October 1, 2011, the ORMP was amended to provide that officers, during retirement, are required to pay twenty-five (25%) percent of the ORMP premium to maintain coverage. The eligibility provisions of the ORMP were frozen effective September 30, 2012, and accordingly no employee that is either hired as an officer or becomes an officer on or after such date can become a participant or recommence participation in the ORMP.

Officer Disability Insurance

The Board approved, effective January 1, 2001, a supplemental disability insurance plan for officers that provides 100% of their pre-disability base salary while on a disability leave for up to two years. This disability coverage will be coordinated with existing sick leave, state disability insurance, short-term disability insurance, and long-term disability plans available to all employees so that the officer disability insurance is a supplemental benefit. During the first six months of disability, state disability insurance and short-term disability insurance pay 66  2/3% of the employee’s salary and officer disability insurance pays 33 1/3%. After six months of disability, state disability insurance and long-term disability insurance pays 50% of the employee’s salary and officer disability insurance pays the remaining 50%.

Potential Payments Upon Retirement, Death, Disability, Termination or Change-In-Control

The following sections describe agreements between the Company and the Named Executive Officers if certain events were to occur. At the start of each section a table illustrates the potential payments to the Named Executive Officers if the certain event had occurred on September 28, 2013 (the “Measurement Date”). None of the payments set forth below, except those identified as “Salary” or “Bonus,” are payments that are in addition to payments currently owed the Named Executive Officers under existing benefit plans. In addition, Named Executive Officers would also be due any accrued vacation amounts. None of the events described have occurred as of September 28, 2013, the Company’s most recent fiscal year-end. The disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the Named Executive Officers, which would only be known at the time they become eligible for such payments.

Officer Retirement

As discussed above on page 31, “Pension Benefits,” the Company has a pension plan (the “Pension Plan”) that covers both non-union and executive employees. Additionally, the Company’s ESPP plan, which was frozen as of September 30, 2012, provides supplemental post-termination retirement income based on each participant’s final salary and years of service as an officer of the Company, and the Company adopted a SERP in fiscal 2013 to provide supplemental post-termination retirement income to officers of the Company based on defined contributions made to the plan during the course of service as an officer of the Company.

The following table illustrates the estimated amounts that would be payable to each Named Executive Officer, currently employed with the Company, if he were to have retired on September 28, 2013. No such Named Executive Officers retired on that date. Distribution of the amounts due an executive are made pursuant to an individual’s distribution elections, plan terms, and other regulatory constraints.

	Robert M. Ling, Jr. Age 56	Richard J. Martin Age 68	Daniel J. Murphy Age 67	Joseph L. Falvey Age 53	Rodney L. Van Bebber Age 58
Cash Balance Plan (1)	$407,445	$468,360	$391,536	$298,690	$355,228
ESPP (1)	5,307,726	4,516,742	2,462,845	1,758,457	2,288,282
SERP	225,000	84,000	49,800	56,250	—
Deferred Compensation Plan	644,414	963,807	265,775	19,885	286,510
ORMP (1)	667,149	312,548	245,027	—	299,436
Life Insurance (2)	1,000,000	500,000	400,000	400,000	400,000

Total	$8,251,734	$6,845,457	$3,814,983	$2,533,282	$3,629,456

(1)	Amounts represent the net present value of the accumulated benefit at the Measurement Date (September 28, 2013).

(2)	Amount of death benefit.

Officer Death & Disability

As discussed above under “Officer Health Insurance Plans” and “Officer Disability Insurance,” the Company provides certain benefits to the executive officers of the Company. The following table illustrates estimated payments to Named Executive Officers, currently employed with the Company, or their beneficiaries if either death or disability had occurred on September 28, 2013.

	Robert M. Ling, Jr.		Richard J. Martin		Daniel J. Murphy		Joseph L. Falvey		Rodney L. Van Bebber
	Death ($)	Disability ($)	Death ($)	Disability ($)	Death ($)	Disability ($)	Death ($)	Disability ($)	Death ($)	Disability ($)
Officer Disability Insurance (1)	—	687,500	—	385,000	—	304,333	—	288,750	—	343,906
Life Insurance	2,125,000	—	1,130,000	—	898,000	—	872,500	—	962,755	—

(1)	Amounts are payable over two (2) years and reflect only the supplemental officer disability insurance.

Executive Termination and Severance Agreements

The Company and Mr. Ling, the Company’s Chief Executive Officer and President, are parties to a severance agreement that provides for severance payments in the event Mr. Ling’s employment is terminated (i) by the Company other than for cause, death or extended disability, (ii) by Mr. Ling for good reason (as defined), or (iii) by Mr. Ling without cause within 12 months following a change in control. The severance payment is equal to two times the highest annual base salary in the three years prior to termination plus two times the highest annual incentive bonus paid during that three-year period. In the event of the occurrence of a change in control, Mr. Ling, Jr. shall be credited with an additional five (5) years of service for purposes of calculating his benefits under the ESPP. In the event of the occurrence of the specified termination events, Mr. Ling is also entitled to Company payment of COBRA health insurance premiums until the earlier of 24 months or the cessation of COBRA eligibility and coverage.

Mr. Plamann, the Company’s previous Chief Executive Officer, retired effective May 1, 2013. On June 7, 2013, the Company and Mr. Plamann entered into a Separation Agreement and General Release (the “Separation Agreement”) and a Consulting Agreement (the “Consulting Agreement”), both effective as of May 1, 2013. The Separation Agreement clarified the benefits to Mr. Plamann upon his retirement and provided for the termination of Mr. Plamann’s employment agreement with the Company, general and specific releases by Mr. Plamann in favor of the Company and Mr. Plamann’s engagement as a consultant to the Company pursuant to the Consulting Agreement. The Consulting Agreement provided for the engagement of Mr. Plamann as a consultant to the Company reporting to the Company’s President and Chief Executive Officer and board of directors. The Consulting Agreement provided for the compensation of Mr. Plamann at a monthly rate of $69,166.67, payable monthly, in arrears, on the last day of each month during the term of the Consulting Agreement. The Consulting Agreement terminated on September 28, 2013. Compensation earned prior to May 1, 2013 is included in the compensation tables below included in “Compensation Of Directors And Executive Officers.” Compensation received under the Consulting Agreement is not included in the compensation tables below.

The Company and Mr. Martin, Executive Vice President, Finance and Administration and Chief Financial Officer, are parties to a severance agreement that provides for severance payments in the event Mr. Martin’s employment is terminated (i) by the Company other than for cause, death or extended disability, (ii) by Mr. Martin for good reason (as defined), or (iii) by Mr. Martin without cause within 12 months following a change in control. The severance payment is equal to two times the highest annual base salary in the three years prior to termination plus two times the highest annual incentive bonus paid during that three-year period. In the event of the occurrence of a change in control, Mr. Martin shall be credited with an additional five (5) years of service for purposes of calculating his benefits under the ESPP. In the event of the occurrence of the specified termination events, Mr. Martin is also entitled to Company payment of COBRA health insurance premiums until the earlier of 24 months or the cessation of COBRA eligibility and coverage.

The Company has entered into severance agreements with each of Mr. Murphy, Executive Vice President, Fresh Programs and Manufacturing, and Mr. Falvey, Senior Vice President and President, Market Centre, that provide a severance benefit equal to one year’s salary and bonus based on the highest annual salary and the highest incentive bonus paid over the prior three years in the event of the occurrence of specified termination events. These include termination (i) by the Company other than for cause, death or extended disability, and (ii) by the executive for good reason (as defined).

The following table illustrates the estimated amounts that would be payable to each Named Executive Officer, currently employed with the Company, if he were to have terminated, voluntarily or involuntarily, at September 28, 2013. None of the payments set forth below, except those identified as “Salary” or “Bonus,” are payments that are in addition to payments currently owed to such Named Executive Officers under existing benefit plans. In addition, such Named Executive Officers would also be due any accrued vacation benefits.

		Payable pursuant to Employment or Severance Agreements		Payable pursuant to Benefit Plans
		Salary(2) ($)	Bonus(2) ($)	Cash Balance Plan(3)(4) ($)	ESPP(3)(4) ($)	SERP(4) ($)	Deferred Compensation(4) ($)	ORMP (3)(4) ($)	Total ($)

Robert M. Ling, Jr.	Voluntary Termination	—	—	419,190	5,307,726	225,000	644,414	667,149	7,263,479
	Constructive (1) or Involuntary Termination	1,500,000	460,000	419,190	5,307,726	225,000	644,414	667,149	9,223,479
	Termination for Cause	—	—	419,190	5,307,726	225,000	644,414	667,149	7,263,479

Richard J. Martin	Voluntary Termination	—	—	468,360	4,516,742	84,000	963,807	312,548	6,345,457
	Constructive (1) or Involuntary Termination	840,000	352,000	468,360	4,516,742	84,000	963,807	312,548	7,537,457
	Termination for Cause	—	—	468,360	4,516,742	84,000	963,807	312,548	6,345,457

Daniel J. Murphy	Voluntary Termination	—	—	391,536	2,462,845	49,800	265,775	245,027	3,414,983
	Constructive (1) or Involuntary Termination	332,000	83,500	391,536	2,462,845	49,800	265,775	245,027	3,830,483
	Termination for Cause	—	—	391,536	2,462,845	49,800	265,775	245,027	3,414,983

Joseph L. Falvey	Voluntary Termination	—	—	310,379	1,758,457	56,250	19,885	—	2,144,971
	Constructive (1) or Involuntary Termination	315,000	83,500	310,379	1,758,457	56,250	19,885	—	2,543,471
	Termination for Cause	—	—	310,379	1,758,457	56,250	19,885	—	2,144,971

Rodney L. Van Bebber	Voluntary Termination	—	—	365,745	2,156,618	—	286,510	299,436	3,108,309
	Constructive (1) or Involuntary Termination	375,173	78,000	365,745	2,156,618	—	286,510	299,436	3,561,482
	Termination for Cause	—	—	365,745	2,156,618	—	286,510	299,436	3,108,309

(1)	Constructive Termination is termination for “good reason,” which is defined in Mr. Ling’s Employment Agreement and the other officers’ Severance Agreements to mean “an adverse change in the Executive’s status or position in effect immediately prior to the date of this agreement or a reduction in the Executive’s base salary.”

(2)	Salary and bonus are paid in a lump sum.

(3)	Amounts represent the net present value of the accumulated benefit at September 28, 2013, the last day of fiscal 2013, and commence immediately, or on a date specified by the officer for the ESPP or at the earliest date of first eligibility in the case of the Cash Balance Plan.

(4)	Payments are made based on Plan documents as described above in “Pension Benefits,” “Nonqualified Supplemental Executive Retirement Plan,” “Nonqualified Deferred Compensation” and “Officer Health Insurance Plans.” Estimated amounts due are not additional amounts, but are the current benefits due to the Named Executive Officers under the previously described plans.

The following table illustrates the estimated amounts that would be payable to each Named Executive Officer, currently employed with the Company, if there had been a change-in-control event as of September 28, 2013. None of the payments set forth below, except those identified as “Salary” or “Bonus,” are payments that are in addition to payments currently owed to such Named Executive Officers under existing benefit plans. In addition, such Named Executive Officers would also be due any accrued vacation benefits.

	Robert M. Ling, Jr.	Richard J. Martin	Daniel J. Murphy	Joseph L. Falvey	Rodney L. Van Bebber
Salary (1)	$1,500,000	$840,000	$332,000	$315,000	$—
Bonus (1)	460,000	352,000	83,500	83,500	—
Cash Balance Plan (2)(3)	419,190	468,360	391,536	310,379	365,745
ESPP (2)(3)	5,925,658	4,883,390	3,130,941	2,377,698	2,156,618
SERP (3)	225,000	84,000	49,800	56,250	—
Deferred Compensation (3)	644,414	963,807	265,775	19,885	286,510
ORMP (2)(3)	667,149	312,548	245,027	—	299,436

Total	$9,841,411	$7,904,105	$4,498,579	$3,162,712	$3,108,309

(1)	Salary and bonus are paid in a lump sum.

(2)	Amounts represent the net present value of the accumulated benefit at September 28, 2013, the last day of fiscal 2013 and commence immediately, or on a date specified by the officer for the ESPP or at the earliest date of first eligibility in the case of the Cash Balance Plan.

(3)	Payments are made based on Plan documents as described above in “Pension Benefits,” “Nonqualified Supplemental Executive Retirement Plan,” “Qualified and Nonqualified Deferred Compensation Plans” and “Officer Health Insurance Plans.” Estimated amounts due are not additional amounts, but are the current benefits due to the Named Executive Officers under the previously described plans.

Director Compensation

Board Compensation

Overview

The compensation policy for members of the Board for fiscal 2014 remains unchanged from fiscal 2013 except that the annual retainer for Shareholder-Related Directors is reduced from $25,000 to $15,000.

Compensation Committee Analysis

In June 2011, the Compensation Committee retained Pearl Meyer & Partners to conduct a review of the compensation of the Board to ensure that it continued to be reasonable, competitive and reflective of the changing environment for director compensation. Pearl Meyer & Partners looked at the same Peer Group of 19 companies used for the 2011 Compensation Survey and compared the compensation levels and programs of such companies to those of the Company for its non-shareholder directors. All aspects of director compensation were reviewed, including the annual retainer, board meeting fees, equity compensation, committee compensation (for both the chairperson and members) and total compensation. Based on the results of the survey, Pearl Meyer & Partners determined that (i) total director compensation was well below the 25th percentile of the Peer Group due to the lack of director equity compensation and below-market committee compensation (particularly for chairpersons), (ii) the differential between the non-executive chairman’s compensation and that of other directors was less at the Company than at the Peer Group of companies and (iii) the total board costs were closer to the 50th percentile due to the large number of directors (16 at Unified versus an average of seven for the Peer Group). Based on the results of this review, the Board made several changes to director compensation in 2012.

Fiscal 2013 and 2014 Board Compensation Policy

Under the Company’s current director compensation policy, each Shareholder-Related Director receives an annual retainer as compensation for service as a director of the Company and as a member of any committees of the Board of the Company and the board of any subsidiary of the Company, if applicable. The annual retainer was $25,000 in fiscal 2013 and has been reduced to $15,000 for fiscal 2014. Directors who are non-Shareholder-Related Directors receive an annual retainer of $75,000 as compensation for service as a director of the Company and as a member of any committees of the Board of the Company and the board of any subsidiary of the Company, if applicable. Each director receives additional compensation of $1,500 for each Board meeting attended, and $1,000 for each committee or subsidiary board meeting attended, not to exceed $2,000 if multiple meetings are attended on any given day. In recognition of the additional duties and responsibilities attendant with such positions, the Chairman of the Board receives additional annual compensation of $25,000, the 1st and 2nd Vice-Chairmen receive additional annual compensation of $3,000 each, the chairman of the Audit Committee receives additional annual compensation of $10,000, the chairmen of the Compensation Committee and the Governance Committee receive additional annual compensation of $5,000 each and the chairmen of other committees receive additional annual compensation of $1,000 each. In addition, directors are reimbursed for Company related expenses.

Directors are eligible to participate in the Company’s Amended and Restated Deferred Compensation Plan described above.

Compensation Paid to Directors in Fiscal 2013

The following table sets forth the compensation paid to our non-employee directors in fiscal 2013.

Name	Fees Earned or paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Louis A. Amen	49,000	—	—	—	—	—	49,000
John Berberian	43,500	—	—	—	—	—	43,500
Oscar Gonzalez	50,000	—	—	—	—	—	50,000
Richard E. Goodspeed	129,000	—	—	—	—	—	129,000
Terry R. Halverson (2)	1,500	—	—	—	—	—	1,500
Paul Kapioski	43,000	—	—	—	—	—	43,000
Darioush Khaledi	45,000	—	—	—	—	—	45,000
Mark Kidd	41,500	—	—	—	—	—	41,500
John D. Lang	107,500	—	—	—	—	—	107,500
Jay T. McCormack	47,500	—	—	—	—	—	47,500
John Najjar	47,500	—	—	—	—	—	47,500
Thomas S. Sayles	94,000	—	—	—	—	—	94,000
Mimi R. Song	40,500	—	—	—	—	—	40,500
Robert E. Stiles (3)	41,500	—	—	—	—	—	41,500
Michael S. Trask	44,000	—	—	—	—	—	44,000
Kenneth Ray Tucker	43,000	—	—	—	—	—	43,000
Richard L. Wright	49,500	—	—	—	—	—	49,500

(1)	Amounts include compensation that was deferred by the directors pursuant to the Company’s Amended and Restated Deferred Compensation Plan as discussed above.

(2)	Mr. Halverson did not stand for re-election at the Company’s 2013 annual shareholders’ meeting.

(3)	Mr. Stiles will not be standing for re-election at the Annual Meeting.

AUDIT COMMITTEE REPORT

The Report of the Audit Committee of the Board shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Audit Committee of the Board (the “Audit Committee”) operates pursuant to a written charter first approved by the Board on December 13, 2005. The charter is assessed annually for adequacy by the Audit Committee, which recommends proposed changes to the Board. The Board reviewed the charter during the December 10, 2013 meeting and no amendments were made to the charter. The Audit Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board. Company management has the primary responsibility for the Company’s financial reporting process, principles and internal controls, as well as preparation of its financial statements. The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion on whether the Company’s financial statements present fairly, in all material respects, the Company’s financial position and results of operations for the periods presented.

The Audit Committee: (1) has reviewed and discussed with management the audited financial statements contained in the Company’s Annual Report on Form 10-K for fiscal 2013; (2) has obtained from management their representation that the Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States; (3) has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) as currently in effect; (4) has received the written disclosures and the letter from Deloitte & Touche LLP regarding independence required by the Public Company Accounting Oversight Board (United States), as currently in effect; (5) has reviewed and discussed with Deloitte & Touche LLP the registered public accounting firm’s independence; and (6) has considered whether the provision of non-audit services provided by them to the Company during fiscal 2013 was compatible with maintaining Deloitte & Touche LLP’s independence.

In performing its functions, the Audit Committee acts only in an oversight capacity. It is not the responsibility of the Audit Committee to determine that the Company’s financial statements are complete and accurate, are presented in accordance with accounting principles generally accepted in the United States or present fairly the results of operations of the Company for the periods presented or that the Company maintains appropriate internal controls. Nor is it the duty of the Audit Committee to determine that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) or that the Company’s registered public accounting firm is independent.

Based on the review and discussions described above and the report of the independent registered public accounting firm, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements described in the report of Deloitte & Touche LLP dated December 13, 2013, be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 28, 2013 for filing with the Securities and Exchange Commission.

Dated: December 13, 2013

Audit Committee Members

John D. Lang, Chairman

Richard E. Goodspeed, Ex Officio Member

Paul Kapioski

Oscar Gonzalez

Jay T. McCormack

Kenneth R. Tucker

Richard L. Wright

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Pursuant to its charter, the Audit Committee is responsible for appointing the Company’s independent registered public accounting firm. For fiscal 2012 and 2013, the Audit Committee appointed Deloitte & Touche LLP to serve in this capacity. The Audit Committee has not yet selected the Company’s independent registered public accounting firm for fiscal 2014. A representative of Deloitte & Touche LLP will be present at the Annual Meeting and will have the opportunity to make a statement if such representative desires to do so and will also be available to answer appropriate questions from shareholders.

The aggregate fees billed to the Company by Deloitte & Touche LLP with respect to services performed for fiscal 2013 and 2012 are as follows:

	2013	2012
Audit fees (1)	$1,421,160	$1,416,500
Audit-related fees (2)	28,600	32,700
Tax fees (3)	—	—
All other fees (4)	18,900	—

Total	$1,468,660	$1,449,200

(1)	Audit fees consisted of fees billed by Deloitte & Touche LLP for professional services rendered for the audit of the Company’s annual financial statements and for reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for fiscal 2013 and 2012.

(2)	Audit-related fees consisted of fees billed by Deloitte & Touche LLP for services rendered to the Company for SEC registration statement review, services reasonably related to the performance of the audit or review of our financial statements and that are not reported as audit fees, and technical accounting assistance for fiscal 2013 and 2012.

(3)	Tax fees consisted principally of fees billed by Deloitte & Touche LLP for assistance relating to tax compliance and reporting for fiscal 2013 and 2012.

(4)	All other fees consist of fees not reported as audit fees, audit-related fees, or tax fees.

The Audit Committee, pursuant to its policies, administers the Company’s engagement of Deloitte & Touche LLP and pre-approves all audit and permissible non-audit services on a case-by-case basis. In approving non-audit services, the Audit Committee considers whether the engagement could compromise the independence of Deloitte & Touche LLP, and whether for reasons of efficiency or convenience it is in the best interest of the Company to engage its independent registered public accounting firm to perform the services. The Audit Committee, in reliance on management and the independent registered public accounting firm, has determined that the provision of these services is compatible with maintaining the independence of Deloitte & Touche LLP.

Prior to engagement, the Audit Committee pre-approves all independent registered public accounting firm services. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm on any service activity of $25,000 or larger. The Audit Committee has granted management the right to initiate non-audit service activities for less than $25,000 with subsequent approval by the Audit Committee, with such approval given no later than the completion of the audit.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

TRANSACTIONS WITH MANAGEMENT AND OTHER PERSONS

Members affiliated with directors of the Company make purchases of merchandise from the Company and also may receive benefits and services that are of the type generally offered by the Company to its similarly situated eligible Members.

Since the programs listed below are only available to Members of the Company, it is not possible to assess whether transactions with Members of the Company, including entities affiliated with directors of the Company, are less favorable to the Company than similar transactions with unrelated third parties. However, management believes such transactions are on terms that are generally consistent with terms available to other Members similarly situated.

All related party transactions with Members affiliated with directors of the Company, as described below, are subject to the following review process: any transaction involving a loan, loan guarantee, lease guarantee or sublease is first reviewed by the Company’s Loan Committee. The Loan Committee is comprised of members of management of the Company. If approved by the Loan Committee, the proposed transaction is reviewed by the Finance Committee of the Board. If approved by the Finance Committee, the matter is reviewed by the full Board. Final review and approval of the proposed transaction rests with the Credit/Proxy Holders Committee.

The following subsections provide a brief description of related party transactions with Members affiliated with directors of the Company.

Loans and Loan Guarantees

Unified provides loan financing and loan guarantees to its Members. The Company had the following loans outstanding at September 28, 2013 to Members affiliated with the following directors of the Company:

(dollars in thousands)
Director	Interest Rate	Aggregate Loan Balance at September 28, 2013	Maturity Date
Michael S. Trask	4.25%	$265	2018

Lease Guarantees and Subleases

The Company provides lease guarantees and subleases to its Members. The Company has executed lease guarantees or subleases to Members affiliated with directors of the Company at September 28, 2013 as follows:

(dollars in thousands)
Director	No. of Stores	Total Current Annual Rent	Total Guaranteed Rent	Expiration Date(s)
John Berberian	2	310	1,172	2017-2018
Mimi R. Song	2	670	5,605	2020-2023
Louis A. Amen	1	159	584	2017

Supply Agreements

During the course of its business, the Company enters into individually negotiated supply agreements with Members of the Company. These agreements require the Member to purchase certain agreed amounts of its merchandise requirements from the Company and obligate the Company to supply such merchandise under agreed terms and conditions relating to such matters as pricing and delivery. The Company has executed supply agreements with Members affiliated with directors of the Company at September 28, 2013 as follows:

Director	Expiration Date
Oscar Gonzalez	2015
Jay T. McCormack	2015
Mimi R. Song	2016
Michael S. Trask	2018	*

*	The supply agreement with Mr. Trask will expire in the later of April 2018 or one year following payment in full of all loan obligations

Transactions with Executive Officers

In December 2000, to facilitate Senior Vice President Daniel J. Murphy’s relocation to Southern California, the Company loaned to Mr. Murphy, pursuant to a note, $0.1 million with interest of 7.0% per annum payable quarterly and principal due at the option of the holder. During fiscal 2011, the interest rate was modified to 3.0%.

VOTING ON OTHER MATTERS

As of the date of this Proxy Statement, the Board knows of no business to be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting of Shareholders. If, however, other matters are properly brought before the Annual Meeting, including a motion to adjourn the Annual Meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board, the proxy holders intend to vote the shares represented by the proxies on such matters in accordance with the recommendation of the Board and the authority to do so is included in the proxy.

SHAREHOLDER PROPOSALS FOR 2015 ANNUAL MEETING

Under certain circumstances, shareholders are entitled to present proposals at shareholder meetings. The 2015 annual meeting of shareholders is presently expected to be held on or about February 18, 2015.

SEC rules provide that any shareholder proposal to be included in the proxy statement for the Company’s 2015 annual meeting must be received by the Secretary of the Company at the Company’s office at 5200 Sheila Street, Commerce, California 90040 on or before September 11, 2014, in the form that complies with applicable regulations. If the date of the 2015 annual meeting is advanced or delayed more than 30 days from the date of the Annual Meeting, shareholder proposals intended to be included in the proxy statement for the 2015 annual meeting must be received by the Company within a reasonable time before the Company begins to print and mail the proxy statement for the 2015 annual meeting. Upon any determination that the date of the 2015 annual meeting will be advanced or delayed by more than 30 days from the date of the Annual Meeting, the Company will disclose that change in the earliest practicable Quarterly Report on Form 10-Q.

SEC rules also govern a company’s ability to use discretionary proxy authority with respect to shareholder proposals that were not submitted by the shareholders in time to be included in the proxy statement. In the event a shareholder proposal is not submitted to the Company on or before November 25, 2014, the proxies solicited by the Board for the 2015 annual meeting of shareholders will confer authority on the proxy holders to vote the shares in accordance with the recommendations of the Board if the proposal is presented at the 2015 annual meeting of shareholders without any discussion of the proposal in the proxy statement for such meeting.

ANNUAL REPORT ON FORM 10-K

The Company’s annual report to shareholders for the fiscal year ended September 28, 2013 accompanies or has preceded this Proxy Statement, but is not deemed to be a part of the proxy solicitation material. The annual report contains financial statements of the Company and the report thereon of Deloitte & Touche LLP, the Company’s independent registered public accounting firm.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended September 28, 2013, as filed with the Securities and Exchange Commission, excluding exhibits, may be obtained without charge by writing to the Corporate Secretary of Unified at the address of Unified’s principal executive office shown on the first page of this Proxy Statement. The Annual Report on Form 10-K is also available on the SEC’s website at http://www.sec.gov.

By Order of the Board of Directors

Harry H. Demas,
General Counsel and Secretary

Dated:    January 9, 2014

PROXY

SOLICITED BY THE BOARD OF DIRECTORS OF

UNIFIED GROCERS, INC.

FOR ANNUAL MEETING OF SHAREHOLDERS ON FEBRUARY 19, 2014

The undersigned, revoking any previous proxies respecting the subject matter hereof, hereby appoints RICHARD E. GOODSPEED, ROBERT M. LING, JR. and HARRY H. DEMAS, attorneys and proxies (each with power to act alone and with power of substitution) to vote all of the Class A Shares and Class B Shares which the undersigned is entitled to vote, at the annual meeting of shareholders of Unified Grocers, Inc. to be held on February 19, 2014, or at any adjournment or postponement thereof, as follows:

1.	ELECTION OF DIRECTORS.

Election of Twelve Directors by Class A Shares.

Nominees: Louis A. Amen, John Berberian, Richard E. Goodspeed, Paul Kapioski, Mark Kidd, John D. Lang, Jay T. McCormack, John Najjar, Thomas S. Sayles, Michael S. Trask, Kenneth R. Tucker and Richard L. Wright

☐	FOR all nominees listed above, except any whose names are crossed out in the above list (the Board of Directors recommends a vote for all nominees).

☐	WITHHOLD AUTHORITY to vote for all nominees listed above.

Election of Three Directors by Class B Shares.

Nominees: Oscar Gonzalez, Darioush Khaledi and Mimi R. Song

☐	FOR all nominees listed above, except any whose names are crossed out in the above list (the Board of Directors recommends a vote for all nominees).

☐	WITHHOLD AUTHORITY to vote for all nominees listed above.

2.	APPROVAL OF EXECUTIVE COMPENSATION

☐	FOR

☐	AGAINST

☐	ABSTAIN

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

☐	FOR

☐	AGAINST

☐	ABSTAIN

The Board of Directors recommends that you vote “FOR” the election of each of the nominees in Proposal No. 1 and “FOR” Proposal 2. All proposals to be acted upon are proposals of the Board of Directors. If any other business is properly presented at the meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board of Directors, this proxy shall be voted by the proxy holders in accordance with the recommendation of a majority of the Board of Directors.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED IT WILL BE VOTED “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSAL 2, AND ACCORDING TO THE RECOMMENDATION OF A MAJORITY OF THE BOARD OF DIRECTORS ON ANY OTHER PROPERLY PRESENTED MATTERS.

DATED:                     , 2014

Member number

Signature	Title

Signature	Title

Signature	Title

PLEASE READ: Execution should be exactly in the name in which the shares are held; if by a fiduciary, the fiduciary’s full title should be shown; if by a corporation, execution should be in the corporate name by its chairman of the board, president or a vice president, or by other officers authorized by resolution of its board of directors or its bylaws; if by a partnership, execution should be in the partnership name by an authorized person.

PLEASE COMPLETE, DATE, SIGN AND RETURN

THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE